Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

LABCORP GENETICS INC., AS PURCHASER,

LABORATORY CORPORATION OF AMERICA HOLDINGS, AS GUARANTOR

AND

INVITAE CORPORATION

AND ITS SUBSIDIARIES NAMED HEREIN, AS SELLERS

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ii

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	FORM OF PATENT ASSIGNMENT AGREEMENT
EXHIBIT C	FORM OF TRADEMARK ASSIGNMENT AGREEMENT
EXHIBIT D	FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 1, 2024, is made by and among Labcorp Genetics Inc., a Delaware corporation (subject to Section 10.4(b), “Purchaser”), Laboratory Corporation of America Holdings, a Delaware corporation (“Guarantor”), and Invitae Corporation, a Delaware corporation (as in existence on the date hereof, as a debtor-in-possession and a reorganized debtor, as applicable, “Invitae”) and the Subsidiaries of Invitae that are indicated on the signature pages attached hereto (together with Invitae, each a “Seller” and collectively “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein, including Article XI.

WHEREAS, Sellers and their Subsidiaries presently conduct the business of genetic testing services, digital health solutions and health data services (collectively, the “Business”);

WHEREAS, on February 13, 2024, the Sellers, commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes under Case No. 24-11362-MBK (Bankr. D.N.J.) (collectively, the “Bankruptcy Cases”);

WHEREAS, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities; and

WHEREAS, the sale from the Sellers will be made in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363, 365, 1123, 1129, 1141 and 1142 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to the entry and terms of the Sale Order;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, intending to be legally bound hereby, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF THE ACQUIRED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

Section 1.1 Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver (or shall cause to be sold, transferred, assigned, conveyed and delivered) to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers (or their Affiliates, as applicable), all of Sellers’ (or their Affiliates’) right, title and interest in and to, as of the Closing, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired Assets” means all of Sellers’ (or their Affiliates’) right, title and interest in and to, as of the Closing, the following properties, rights, interests and other assets of each Seller (or their Affiliates, as applicable), but excluding in all cases the Excluded Assets:

(a) subject to Section 1.5, all Contracts listed on Schedule 1.1(a), and all purchase orders relating to such Contracts (the “Assigned Contracts”);

(b) the benefit of and all rights to enforce any covenants, warranties, representations or guarantees under the Assigned Contracts (including covenants or warranties made by any Person in connection with the Assigned Contracts or services furnished to any Seller affecting the Assigned Contracts);

(c) all notes receivable, negotiable instruments and chattel paper owing from Persons that are not Sellers, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(d) the motor vehicles listed on Schedule 1.1(d);

(e) the reserves, security and other deposits, advances and prepaid expenses and credits related to the Assigned Contracts or any other Acquired Assets (but excluding, for the avoidance of doubt, any cash or other assets collateralizing the Seller Support Obligations);

(f) all Documents related to the Business;

(g) subject to Section 1.5, the leased real property listed on Schedule 1.1(g) (the “Acquired Leased Real Property”), including any Leasehold Improvements and all permanent fixtures, improvements, and appurtenances thereto, solely if the lease underlying such Acquired Leased Real Property is an Assigned Contract (each such lease, an “Acquired Lease”);

(h) all tangible assets (including Equipment) of Sellers located at any Acquired Leased Real Property and any tangible assets on order to be delivered to any Seller; provided that, with respect to any such tangible asset that is leased to any Seller, the lease agreement covering such leased tangible asset is an Assigned Contract;

(i) all rights against third parties (including customers, suppliers, vendors, merchants, manufacturers and counterparties to any Assigned Contract), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds (other than Tax refunds attributable to a Pre-Closing Tax Period), causes of action, rights of set off, rights of recovery, rights of recoupment or rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties, in each case arising out of or relating to events or circumstances occurring from and after the Closing Date with respect to any of the Acquired Assets or Assumed Liabilities (in each case, other than against any Seller) and, in each case, to the extent relating to matters arising from and after the Closing Date;

(j) to the extent transferable under applicable Law, all of the rights, interests and benefits (if any) accruing under the Permits and Governmental Authorizations, and all pending applications therefor, in each case set forth on Schedule 1.1(j);

(k) all Intellectual Property owned or purported to be owned by Sellers (directly or indirectly, including the Intellectual Property held by Orbicule BVBA (d/b/a Diploid)), all rights to collect royalties and proceeds in connection therewith with respect to the period from and after the Closing, all rights to sue and recover for past, present and future infringements, dilutions, misappropriations of, or other conflicts with, such Intellectual Property, including the matters set forth on Schedule 1.1(k) and any proceeds therefrom (whether such proceeds are recovered before or after the Closing), and any and all corresponding rights that, now or hereafter, may be secured throughout the world (the “Acquired Intellectual Property”);

(l) the IT Assets, including such IT Assets set forth on Schedule 1.1(l);

(m) all demands, credits, statements, allowances, refunds, rebates (including any vendor or supplier rebates), rights (including under or with respect to express or implied guarantees, warranties, representations, covenants and indemnities), claims, counterclaims, defenses, credits, causes of action, rights of set off, rights of recovery or rights of recoupment against suppliers, vendors, merchants, manufacturers and counterparties to any Assigned Contract;

(n) all Inventory and supplies of Sellers; and

(o) all goodwill, payment intangibles and general intangible assets and rights of Sellers.

The Parties acknowledge and agree that the Non-Debtors are not and shall not in any event be Debtors or Sellers and, as such, none of the provisions of this Agreement related to or involving the Bankruptcy Code shall apply to the Transactions involving Non-Debtors in this Article I.

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, convey or deliver, and Sellers shall retain all right, title and interest to, in and under all of the properties, rights, interests and assets of Sellers other than the Acquired Assets (collectively, the “Excluded Assets”), including all of Sellers’ right, title and interest to, in and under:

(a) all Cash and Cash Equivalents (but only to the extent not an Acquired Asset, including pursuant to Section 1.1(e)), all bank accounts, and any retainers or similar amounts paid to Advisors or other professional service providers, including all accounts receivable;

(b) all deposits (including maintenance deposits and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments, that have been prepaid by any Seller, to the extent related to the Excluded Contracts or any other Excluded Assets;

(c) all Contracts of Sellers, including those listed on Schedule 1.2(c) (the “Excluded Contracts”);

(d) all Documents (including information stored on the computer systems, data networks or servers of any Seller) (i) to the extent they relate to any of the Excluded Assets or Excluded Liabilities, (ii) that are Sellers’ financial accounting Documents, all minute books, Organizational Documents, stock certificates or other Equity Interest instruments, stock registers and such other books and records of any Seller pertaining to the ownership, organization, or existence of such Seller, Tax Returns (and any related work papers) other than those Tax Returns solely related to the Acquired Assets, corporate seal, checkbooks, canceled checks, and employee and personnel files and records of employees who do not become Transferred Employees, (iii) that any Seller is required by Law to retain or (iv) that are governed under applicable Information Privacy and Security Laws that prohibit the transfer or sale of personal information; provided that Purchaser shall have the right to make copies of any portions of such Documents to the extent not prohibited by applicable Law;

(e) all documents prepared or received by any Seller or any of its Affiliates or on their behalf in connection with the sale of the Acquired Assets, this Agreement or the other Transaction Agreements, the Transactions, or the Bankruptcy Case that are subject to any attorney client privilege and the transfer of which to Purchaser would result in the waiver of any such privilege (the “Retained Privileged Materials”);

(f) all insurance policies of any Seller, including for the avoidance of doubt all director and officer insurance policies, and all rights and benefits of any nature of Sellers with respect thereto (the “Excluded Insurance Policies”), including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g) the Seller Plans and any assets related thereto;

(h) all Equity Interests of any Seller or any of its respective Subsidiaries or any other Person;

(i) all of the rights, interests and benefits (if any) accruing under all Permits and Governmental Authorizations, and all pending applications therefor, set forth on Schedule 1.2(i);

(j) (i) all preference or avoidance claims or actions arising under the Bankruptcy Code or applicable Law, (ii) all other rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment as of the Closing of any Seller, in each case, arising out of or relating to events occurring on or prior to the Closing Date, and (iii) all claims that any Seller may have against any Person with respect to any other Excluded Assets or any Excluded Liabilities;

(k) Sellers’ claims, causes of action or other rights under this Agreement, including the Purchase Price hereunder, or any agreement, certificate, instrument, or other document executed and delivered between any Seller and Purchaser in connection with the Transactions, or any other agreement between any Seller and Purchaser entered into on or after the date hereof;

(l) all Tax refunds attributable to a Pre-Closing Tax Period or Excluded Liabilities, Tax attributes and Tax assets;

(m) every asset of Sellers that would otherwise constitute an Acquired Asset (if owned immediately prior to the Closing) if conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) in the Ordinary Course, (ii) as authorized by the Bankruptcy Court, or (iii) as otherwise permitted by the terms of this Agreement; and

(n) all Liabilities or other amounts owing from any Sellers or any of their respective Subsidiaries.

Section 1.3 Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, in addition to the payment of the Cash Payment in accordance with Section 2.1 and the Reimbursement Amount in accordance with Section 6.18, Purchaser shall irrevocably assume from each Seller (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and each Seller shall irrevocably transfer, assign, convey, and deliver to Purchaser, only the following Liabilities, without duplication and only to the extent not paid prior to the Closing (collectively, the “Assumed Liabilities”):

(a) all Liabilities and obligations of any Seller under the Assigned Contracts solely to the extent based on circumstances first arising after the Closing;

(b) the Cure Costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts that are not Non-Debtor Contracts, in each case not to exceed the amount set forth on Schedule 1.5(b)(i) for such Assigned Contract (the “Assumed Cure Costs”);

(c) all Liabilities (including all government charges or fees) arising out of the ownership or operation of the Acquired Assets, in each case, on or after the Closing Date;

(d) all Liabilities relating to amounts required to be paid, or actions required to be taken or not to be taken, by Purchaser under this Agreement and all Transfer Taxes;

(e) without duplication, all Taxes levied with respect to the Acquired Assets or Assumed Liabilities for any Post-Closing Tax Period (determined in accordance with Section 9.4(c)); and

(f) all Liabilities agreed to be assumed by Purchaser or for which Purchaser has agreed to be responsible in accordance with this Agreement.

Section 1.4 Excluded Liabilities. Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for, and Sellers shall retain, any Liabilities other than the Assumed Liabilities, including (a) any Liabilities of any Seller or any Non-Debtor of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter relating to or arising out of (1) any Seller Plan, whenever such Liabilities arise; (2) any Transferred Employees that arose on or prior to the Closing Date, or, in the case of Inactive Employees who subsequently become Transferred Employees, that arose on or prior to the date that employee begins employment with Purchaser; and (3) any current or former employee or service provider of Sellers or the Non-Debtors who are not Transferred Employees, whenever such Liabilities arise; (b) all Cure Costs other than the

Assumed Cure Costs (the “Excluded Cure Costs”); (c) all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other Transaction Agreements, the performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions; (d) all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the bankruptcy proceedings and the wind up and dissolution of Sellers or the Non-Debtors; and (e) any other Action against any Seller or Non-Debtor or Liabilities of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, condition or circumstances taking place prior to the Closing, or arising with respect to any real property formerly owned, operated or leased by any Seller or any Non-Debtor (all Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Excluded Liabilities”).

Section 1.5 Assumption/Rejection of Executory Contracts and Assignment of Non-Debtor Contracts and Non-Executory Contracts.

(a) Subject to this Section 1.5, each Contract that is listed on Schedule 1.5(b)(i) (other than any Non-Debtor Contract and Non-Executory Contract) but not the Assigned Contract and Cure Schedule, in each case as of two Business Days prior to the Closing Date, will be rejected by Sellers, subject to approval by the Bankruptcy Court. Each Contract that is listed on Schedule 1.5(b)(i) but not the Assigned Contract and Cure Schedule (including any Non-Debtor Contract and Non-Executory Contract) will be deemed to be an Excluded Contract under this Agreement.

(b) Schedule 1.5(b)(i) sets forth all of Sellers’ Contracts (whether owned directly or indirectly), including each Contract to which a Non-Debtor is a party (each a “Non-Debtor Contract”) and each Contract to which a Seller is a party and that is a non-executory Contract (each a “Non-Executory Contract”). Schedule 1.5(b)(ii) (the “Assigned Contract and Cure Schedule”) sets forth a list of all (i) Contracts that Purchaser has advised Sellers it wants Sellers to assume and assign to Purchaser under section 365 of the Bankruptcy Code, (ii) Non-Executory Contracts that the Purchaser has advised Sellers it wants Sellers to sell, assign and transfer to Purchaser, and (iii) Non-Debtor Contracts that Purchaser has advised Sellers to cause to be sold, assigned and transferred to Purchaser. Sellers’ good faith estimates of the Cure Costs for each such Contract, where applicable, are also set forth in Schedule 1.5(b)(i). Unless otherwise agreed in writing by Purchaser, Sellers will provide notice to each counterparty to the Contracts set forth on Schedule 1.5(b)(i) of each such Seller’s respective entry into this Agreement and the potential that any such Contract may be assigned to Purchaser in connection with the Transactions under section 365 of the Bankruptcy Code.

(c) If a Contract on the Assigned Contract and Cure Schedule is an executory Contract, the following provisions shall apply:

(i) From the date of this Agreement until two Business Days prior to the Closing, Purchaser, in its sole and absolute discretion, may amend the Assigned Contract and Cure Schedule to remove any executory Contract. Sellers shall promptly notify Contract counterparties whose executory Contracts have been removed from the portion of the Assigned Contract and Cure Schedule attached to the relevant motion under section 365 of the Bankruptcy Code of such removal, but such notice shall not be a condition to Closing. In the event that a counterparty to an executory Contract on the Assigned Contract and Cure Schedule has objected to the assumption and assignment or assignment, as applicable, of such Contract or to a proposed Cure Cost, and the resolution of such objection does not occur until after the Sale Order is entered, Purchaser may remove the executory Contract from the Assigned Contract and Cure Schedule if the resolution of the objection does not go in favor of the Sellers and Purchaser.

(ii) From the date of this Agreement until the Closing (except with respect to any Previously Omitted Contract), Purchaser, in its sole and absolute discretion, may amend the Assigned Contract and Cure Schedule to add any executory Contract other than the Contract(s) set forth on Schedule 1.5(c)(ii). In such event, within five Business Days of Purchaser’s notification to Sellers, Sellers shall file a motion to assume and assign such executory Contract. Depending on timing, the Bankruptcy Court may enter an Order approving such assumption and assignment prior to or after the Closing.

(d) If a Contract on the Assigned Contract and Cure Schedule is a Non-Debtor Contract or Non-Executory Contract, the following provisions shall apply: From the date of this Agreement until the Closing (except with respect to any Previously Omitted Contract), Purchaser, in its sole and absolute discretion, may amend the Assigned Contract and Cure Schedule to add or remove any Non-Debtor Contract or Non-Executory Contract. If any Non-Debtor Contract or Non-Executory Contract requires consent to assignment and Purchaser so requests, Sellers will cooperate with Purchaser to contact the counterparty to pursue such counterparty’s consent to assignment prior to the Closing Date. If Purchaser, Sellers, and such counterparty are unable to reach a consensual resolution with respect to the consent to assignment, such Contract will not be included as part of the Assigned Contracts; provided this shall not relieve Sellers of any Closing obligations set forth in Article VII. Each Non-Debtor Contract and Non-Executory Contract included on Schedule 1.5(b)(ii) as of two Business Days prior to the Closing Date shall be an Assigned Contract and will be assigned to Purchaser on the date that is the later of: (i) the Closing Date, and (ii) contemporaneously with the resolution of any consent disputes, which date may be after the Closing Date.

(e) Sellers and Purchaser will comply with any Orders entered by the Bankruptcy Court with respect to the assumption and assignment or rejection of any executory Contract pursuant to, and in accordance with, this Section 1.5 including the Sale Order.

(f) No designation of any Contract for assumption and assignment, assignment, or rejection in accordance with this Section 1.5, the Sale Order or any other Orders entered by the Bankruptcy Court will give rise to any right to any adjustment to the Purchase Price.

(g) If prior to or after the Closing, it is discovered that a Contract should have been listed by Sellers on Schedule 1.5(b)(i) but was not so listed (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than five Business Days following the discovery thereof), notify Purchaser in writing of such Previously Omitted Contract and provide Purchaser with a copy of such Previously Omitted Contract and the Cure Cost (if any) in respect thereof. Purchaser shall thereafter deliver written notice to Sellers, no later than five Business Days following such notice of such Previously Omitted Contract from Sellers, if Purchaser elects to so include such Previously Omitted Contract on the Assigned Contract and Cure Schedule. In such event, if any Previously Omitted Contract is a Contract of a Debtor, Debtors shall promptly file such motions under section 365 of the Bankruptcy Code as are necessary to obtain an Order of the Bankruptcy Court authorizing the assumption by applicable Seller and assignment to Purchaser thereof. If Purchaser includes a Previously Omitted Contract that is a Non-Debtor Contract or Non-Executory Contract on the Assigned Contract and Cure Schedule in accordance with this Section 1.5(g), Sellers and Purchaser shall follow the procedure described in Section 1.5(d). Sellers and Purchaser shall execute, acknowledge and deliver such other customary instruments as are reasonably necessary to effectuate the assumption of and assignment to Purchaser of the rights and obligations under such Previously Omitted Contract; provided that no such instruments shall expand the Liability or remedies of any Party.

(h) To the extent any Non-Debtor Contracts are included in the Assigned Contract and Cure Schedule, the Sellers shall cause such Non-Debtor Contracts to be assigned to the Purchaser in accordance with the provisions of this Agreement.

(i) Non-Assignment.

(i) Notwithstanding anything to the contrary in this Agreement, a Contract shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is terminated by a Seller in accordance with the provisions of Section 6.1 or any other party thereto, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption.

(ii) Notwithstanding anything to the contrary in this Agreement, to the extent an Acquired Asset requires a Consent or Governmental Authorization (other than, and in addition to and determined after giving effect to any Order of the Bankruptcy Court, including the Sale Order) in order to permit the sale or transfer to Purchaser of the applicable Seller’s right, title and interest in and to such asset, and such Consent or Governmental Authorization has not been obtained prior to such time as such right, title and interest is to be transferred by Purchaser as an Acquired Asset hereunder, such asset shall not be transferred to, or received by, Purchaser at the Closing. If any Acquired Asset is deemed not to be assigned pursuant to this clause (ii), the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and six months following the Closing (or the closing of the Bankruptcy Cases or dissolution of the applicable Seller(s), if earlier), Sellers and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of any Seller’s rights and obligations with respect to any such Acquired Asset, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates or any direct costs associated with the retention and maintenance of such Acquired Asset incurred by any Seller or its Affiliates) with respect to such Acquired Asset with respect to which the Consent or Governmental Authorization has not been obtained and (2) Purchaser shall assume and timely discharge any related burden and obligation with respect to such Acquired Asset. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Acquired Asset after the Closing, the applicable Seller’s right, title and interest in and to such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement and the Sale Order, and the Bankruptcy Code. Notwithstanding anything herein to the contrary, (x) the provisions of this Section 1.5(i) shall not apply to any consent or approval required under the HSR Act, any Foreign Competition Laws and state transaction notification Laws, which consent or approval shall be governed by Section 6.4 and (y) no Seller will be obligated to pay any consideration therefor to any third party from whom Consent or Governmental Authorization is requested or to initiate any litigation to obtain any such Consent or Governmental Authorization.

Section 1.6 Excluded Asset Designation. At any time at least one Business Day prior to the Closing, Purchaser may, in its sole discretion and by written notice to Sellers, designate any of the Acquired Assets (other than any Contracts which are the subject of Section 1.5(b)), as additional Excluded Assets. Purchaser acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Acquired Assets as Excluded Assets pursuant to the operation of this section.

Section 1.7 Non-Debtor Assets. Purchaser shall, prior to the Closing, consider in good faith the use of alternative, tax efficient mechanisms for the transfer of any Acquired Assets held by Non-Debtors, including considering a royalty-free, irrevocable license to the Intellectual Property held by Orbicule BVBA (d/b/a Diploid).

ARTICLE II

CONSIDERATION; PAYMENT; CLOSING

Section 2.1 Consideration; Payment.

(a) The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities and (ii) a cash payment in an amount equal to $239,000,000 (which amount shall, subject to Section 2.2(e), include the Deposit with all investment income accruing thereon, if any) (the “Cash Payment”) plus the Reimbursement Amount.

(b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers the Cash Payment less the Deposit and all investment income accruing thereon, if any (the “Closing Date Payment”). The Closing Date Payment and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party to (or for the benefit of) whom such payment is to be made at least two Business Days prior to the date such payment is to be made.

Section 2.2 Deposit.

(a) Purchaser has made an earnest money deposit with KCC, LLC (the “Escrow Agent”) in the amount equal to 10% of the Cash Payment (the “Deposit”), by wire transfer of immediately available funds for deposit into a separate, segregated, interest bearing escrow account maintained by the Escrow Agent in accordance with the Bidding Procedures Order. The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Seller or Purchaser and shall be applied against payment of the Purchase Price on the Closing Date.

(b) If this Agreement has been terminated by Sellers pursuant to Section 8.1(d) or Section 8.1(f) (or by Purchaser pursuant to Section 8.1(b) or Section 8.1(c), in each case in circumstances where Sellers would be entitled to terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(f)), then Sellers shall retain the Deposit together with all received investment income accruing thereon, if any; provided that, in the event of a termination as contemplated pursuant to this Section 2.2(b), the amount of the Deposit and any received investment income accruing thereon shall reduce the amount that would otherwise be recoverable by Sellers pursuant to Section 8.2.

(c) If this Agreement has been terminated by any Party, other than as contemplated by Section 2.2(b), then the Deposit, together with all received investment income, if any, shall be returned to Purchaser within five Business Days after such termination.

(d) The Parties agree that Sellers’ right to retain the Deposit, as set forth in Section 2.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e) If the Closing occurs, at the Closing the Parties shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to transfer by wire transfer of immediately available funds 100% of the Deposit (together with any and all investment interest thereon, if any) to such account(s) as may be designated by Sellers.

Section 2.3 Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022) at 10:00 a.m. Eastern Time on the second Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing), or at such other place and time as the Parties may agree in writing; provided, however, the Closing shall not occur prior to the date that is six weeks following the date of the Sale Order (the “Inside Date”); provided, however, in the event that Purchaser is selected to be the Backup Bidder, the Inside Date shall be six weeks following the date in which Purchaser is notified that the Alternative Transaction with the Successful Bidder has been terminated. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.4 Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:

(a) a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”), duly executed by the applicable Sellers;

(b) a short-form patent assignment agreement substantially in the form of Exhibit B, duly executed by the applicable Sellers;

(c) a short-form trademark assignment agreement substantially in the form of Exhibit C, duly executed by the applicable Sellers;

(d) a short-form domain name assignment agreement substantially in the form of Exhibit D, duly executed by the applicable Sellers;

(e) evidence of termination of the agreement identified on Schedule 2.4(e);

(f) an IRS Form W-9 or IRS Form W-8, as applicable, executed by each Seller or each Seller’s regarded owner for U.S. federal income Tax purposes; provided that the failure to deliver such form shall not be deemed a breach of any condition or covenant in this Agreement and Purchaser’s sole remedy for the failure to provide any such form shall be to withhold any required amount under Section 1445 of the Code or Section 3406 of the Code from the consideration otherwise payable to Sellers hereunder in accordance with Section 2.6; and

(g) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Invitae certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 2.5 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) Sellers:

(a) the Closing Date Payment;

(b) the Assignment and Assumption Agreement, duly executed by Purchaser; and

(c) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 2.6 Withholding. Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to deduct and withhold any Taxes from any amounts otherwise payable pursuant to this Agreement as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax Laws; provided that so long as each Seller provides the form described in Section 2.4(f), the Parties acknowledge that they are not aware as of the date hereof of any U.S. federal withholding Tax that is required. Except with respect to any withholding obligation attributable to (i) payments in the nature of compensation, (ii) any backup withholding requirements, or (iii) the failure to satisfy the requirement of Section 2.4(f), Purchaser shall notify the applicable Seller with respect to whom Purchaser intends to deduct and withhold (and use commercially reasonable efforts to do so at least three days prior to the date of any payment), and Purchaser shall cooperate in good faith to minimize such deduction or withholding to the extent practicable. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as (i) disclosed in the forms, reports, schedules, statements, exhibits and other documents filed with the SEC by Invitae in respect of Sellers and their businesses since January 1, 2023 to the extent publicly available on the EDGAR system of the United States Securities and Exchange Commission (the “Filed SEC Documents”) (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent they are forward-looking in nature) or (ii) set forth in the Schedules delivered by Sellers concurrently herewith and subject to Section 10.10, Sellers represent and warrant to Purchaser as of the date hereof as follows.

Section 3.1 Organization and Qualification. Each Seller and each Non-Debtor is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation, and has the requisite power and authority to own, lease and operate its properties and assets, including the Acquired Assets, and to carry on the Business as now being conducted. Each Seller and each Non-Debtor is duly licensed or qualified to do business under the Laws of each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.2 Authorization of Agreement.

The execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by such Seller of the Transactions, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate action, limited liability company action or limited partnership action on the part of such Seller, as applicable, and no other organizational proceedings on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements and the consummation by it of the Transactions. Subject to requisite Bankruptcy Court approvals, this Agreement and the other Transaction Agreements to which each Seller is a party have been, or will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

Section 3.3 Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained, (b) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), and (c) the requirements of the HSR Act, any other applicable antitrust, competition, foreign direct investment or “FDI”, or merger control Laws promulgated by any Governmental Body (“Foreign Competition Laws”) and any notifications required by any applicable Laws promulgated by any states are complied with, neither the execution and delivery by Sellers of this Agreement or the other Transaction Agreements, nor the consummation by Sellers of the Transactions, nor performance or compliance by Sellers with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of any Seller’s certificate of incorporation or bylaws, certificate of formation or limited liability company agreement, certificate of limited partnership, partnership agreement or other governing documents, as applicable, (ii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Material Contract or accelerate any Seller’s or any Non-Debtor’s obligations under any such Material Contract, (iii) violate any Law or Order applicable to Sellers or the Non-Debtors or any of the Acquired Assets, or by which any Seller or any of the Acquired Assets may be bound, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any Acquired Assets, except, in the case of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4 Financial Statements.

(a) Invitae has filed with the EDGAR system of the United States Securities and Exchange Commission: (i) its Form 10K, filing date February 28, 2023, which includes the audited consolidated balance sheet of Invitae and subsidiaries as of December 31, 2022 and the related audited consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for the fiscal year ended December 31, 2022; and (ii) its Form 10Q, filing date November 8, 2023, which includes the unaudited consolidated balance sheet of Invitae and its subsidiaries as of September 30, 2023, the related unaudited consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for the quarterly period ended September 2, 2023 (collectively, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited Financial Statements, subject to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and fairly present in all material respects the consolidated financial position of Sellers and their respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown, except as may be indicated in the notes thereto.

(c) Each of the Sellers and their respective Subsidiaries maintain a system of internal accounting controls that are designed to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations as necessary; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP, and to maintain accountability for assets; (iii) access to each such Person’s assets are permitted only in accordance with appropriate authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) violations of the applicable Anti-Corruption Laws will be prevented and detected. None of the Sellers, their respective Subsidiaries or, to the Knowledge of Sellers, any of their respective independent auditors, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the their internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect their ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

Section 3.5 Title to Properties; Sufficiency of Assets.

(a) Except as set forth on Schedule 3.5(a), (i) Sellers own good and valid title to, or hold a valid leasehold interest in or have a valid license to use, all of the Acquired Assets, whether tangible or intangible, free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) at the Closing, Sellers will transfer, convey and assign good and valid title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for (i) the Excluded Contracts set forth on Schedule 3.5(b), (ii) the Seller Plans, (iii) Cash and Cash Equivalents and bank accounts, (iv) the Documents that are Excluded Assets, (v) the Excluded Insurance Policies, (vi) the Excluded Liabilities and (vii) any Employees who do not become Transferred Employees, the Acquired Assets are necessary to operate and conduct the Business in all material respects in substantially the same manner as the Business was operated and conducted as of the date hereof. The present quantities of Inventory of the Business are sufficient for the continued conduct of the Business in substantially the same manner as the Business was operated and conducted for the 12 months preceding the date hereof for the 60 days following each such date, as applicable.

(c) Schedule 3.5(c) sets forth a true, complete and correct list of all the motor vehicles that are primarily used or held for use in connection with the Business, including the manufacturer, model and year of each vehicle.

(d) None of the Sellers owns any real property.

(e) One or more of the Sellers has a good and valid leasehold interest to all the Acquired Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). There are no leases, license agreements or other rights to occupy the Acquired Leased Real Property, or any portion thereof, except those rights of Seller as tenant pursuant to the applicable Acquired Lease or pursuant to any Permitted Encumbrance.

(f) Schedule 3.5(f)(i) sets forth the address of each Acquired Leased Real Property. Sellers have made available to Purchaser or Purchaser’s Advisors true and complete copies of each Acquired Lease. Except as set forth on Schedule 3.5(f)(ii) (and subject to entry of the Sale Order and the satisfaction by Purchaser of any Assumed Cure Costs and of Sellers of any Excluded Cure Costs), with respect to each Acquired Leases (i) such Acquired Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the Knowledge of Sellers, there are no existing material disputes with respect to such Acquired Lease; (iii) none of Sellers or, to the Knowledge of Sellers, any other party to the Acquired Lease is in material breach or material default under such Acquired Lease, and, to the Knowledge of Sellers, no event has occurred within the two years preceding the date hereof or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Acquired Lease; (iv) Sellers have not subleased, licensed or otherwise granted any Person the right to use or occupy such Acquired Leased Real Property or any portion thereof that is in effect; (v) none of the Acquired Leases, or any interest therein, is collaterally assigned or subject to a security interest (other than Permitted Encumbrances); (vi) a Seller has a valid leasehold interest in the Acquired Leased Real Property; and (vii) no notice of termination or default has been delivered or received with respect to any Acquired Lease.

(g) The improvements and fixtures (including building systems, such as heating, plumbing, ventilation, air conditioning and electric) on the Acquired Leased Real Property are in adequate operating condition and in a state of adequate maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the current operations of the Business.

(h) To the Knowledge of Sellers, there is no condemnation, eminent domain, expropriation or similar proceeding pending or threatened against any of the Acquired Leased Real Property or any improvement thereon.

Section 3.6 Material Contracts.

(a) Schedule 3.6(a) sets forth a list of each Material Contract as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract, other than any leases that are not Acquired Leases, and other than purchase orders of similar instruments, to which a Seller or a Non-Debtor is a party or by which it is bound in connection with the Acquired Assets (in each case, excluding any Seller Plan):

(i) that relates to the formation, creation, governance, economics, or control of joint venture, partnership or other similar arrangement, other than Contracts entered into in the Ordinary Course;

(ii) (A) under which any Seller has created, incurred, assumed or guaranteed any Indebtedness or (B) under which any Seller or any Non-Debtor has permitted any Acquired Asset to become subject to any Encumbrance, except Permitted Encumbrances;

(iii) that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that has outstanding obligations remaining thereunder, (in each case, excluding for the avoidance of doubt, Contracts relating solely to (A) acquisitions or dispositions of supplies, merchandise, Inventory, products, Equipment, properties or other assets in the Ordinary Course, or (B) of supplies, Inventory, merchandise, products, Equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the businesses of Sellers as of the date of such Contracts);

(iv) pursuant to which any Seller or any Non-Debtor (A) licenses any Intellectual Property to another Person, other than non-exclusive licenses granted in the Ordinary Course where such license is not a material provision of the Contract, and (B) licenses any Intellectual Property from another Person, except for agreements pertaining to commercially available, mass-market software, that do not involve payments to or from any Seller or any Non-Debtor anticipated to be in excess of $250,000 in any one calendar year or are non-exclusive licenses where such license is not a material provision of the Contract;

(v) with any vendor that provides services related to billing, coding and/or reimbursement that involve payments to or from any vendor anticipated to be in excess of $500,000 in any one calendar year;

(vi) under which any Seller or any Non-Debtor is, or may become, obligated to incur any transaction-related bonus or other special compensation obligations to any officer, director, employee or individual consultant of any Seller or any Non-Debtor which would become payable, increased or accelerated by reason of the Transaction Agreements or the Transactions;

(vii) that is a collective bargaining agreement or other agreement with any labor union, works council, or other employee representative body applicable to any employees of Sellers or the Non-Debtors;

(viii) that is a Contract contemplating annual base compensation in excess of $240,000 per year providing for employment or consultancy with any officer, director, employee or individual consultant of any Seller or any Non-Debtor on a full-time, part-time or other basis (other than a Seller Plan), or any Contract pursuant to which any Seller or any Non-Debtor has an obligation to pay severance to any such individual;

(ix) that contains an option, grants any right of first refusal, right of first negotiation, or right of first offer in favor of any Person;

(x) that contains minimum payment or purchase requirements, guarantees of purchase or sale, volume-based commitments or other pricing clauses of similar contractual language that involve payments from any Seller or any Non-Debtor anticipated to be in excess of $500,000 in any one calendar year;

(xi) to which any officer, director, or stockholder of any Seller or any Non-Debtor (other than Contracts solely between and among Sellers) is a party;

(xii) top ten payors, top five arrangements with pharmaceutical manufacturers and top 30 suppliers;

(xiii) with a Governmental Body, other than, for the avoidance of doubt, arrangements with third party payors that are not Governmental Bodies, and other than with Medicare and Medicaid;

(xiv) that is a Contract pursuant to which any Seller or any Non-Debtor would reasonably be expected to make or receive payments of more than $3,000,000 during any fiscal year; or

(xv) that contains any provision (A) limiting, in any material respect, the right of any Seller or any Non-Debtor to engage in any business, compete with any Person (including by soliciting customers, vendors or other business relations), or operate anywhere in the world or (B) granting any exclusivity right to any third party or containing a “most favored nation” or other similar restriction on any party thereto.

(b) True and complete copies of all Material Contracts have been made available to Purchaser or Purchaser’s Advisors. Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction by Purchaser of any applicable Assumed Cure Costs and by Sellers of any Excluded Cure Costs) and except (i) as a result of the commencement of the Bankruptcy Cases, (ii) with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated, or replaced, (iii) as set forth in Schedule 3.6(b), or (iv) except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets, (A) each Assigned Contract is valid and binding on the Seller that is a party thereto and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) the applicable Seller, and, to the Knowledge of Sellers, any other party thereto, have performed all obligations required to be performed by it under each Assigned Contract, (C) Sellers have received no written notice of the existence of any breach or default on the part of any Seller under any Assigned Contract, (D) Sellers have not, and, to the Knowledge of Sellers, no other party to any Assigned Contract has commenced any action against any of the parties to any such Contract, (E) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of a Seller, or to the Knowledge of Sellers, any counterparty under such Assigned Contract and (F) to the Knowledge of Sellers, Sellers have not received any written notice from any Person that such Person intends to terminate, or not renew, any Assigned Contract.

(c) The Non-Debtors are not party to any Contracts that are material to the Business.

Section 3.7 No Litigation.

(a) Except as set forth on Schedule 3.7(a)(i), there are no Actions pending or, to Sellers’ knowledge, threatened in writing against or affecting any of the Sellers or the Non-Debtors that would reasonably be expected to adversely affect any Seller’s performance of its obligations under the Transaction Agreement or the consummation of the Transactions. Except as disclosed on Schedule 3.7(a)(ii), there is no (and Since January 1, 2021 there has not been any) material Action to which any Seller, any Non-Debtor or any director, officer or employee of any Seller or any Non-Debtor (in their capacity as such) is a party (either as plaintiff or defendant) or to the Knowledge of Seller, threatened, that would reasonably be expected to (i) adversely affect the Business or the Acquired Assets or (ii) impose additional obligations upon Purchaser after Closing, in each case with respect to the Assumed Liabilities.

(b) Except as disclosed on Schedule 3.7(b), no Order has been issued and is in effect that is applicable to any Seller, any Non-Debtor, the Acquired Assets or the Business, nor any unsatisfied judgments or awards against or that would reasonably be expected to adversely affect the Acquired Assets or the Business.

Section 3.8 Permits; Compliance with Laws.

(a) (i) Each Seller is, and has been since January 1, 2021, in compliance in all material respects with all Laws or Orders, applicable to such Seller, (ii) each Seller holds all licenses, franchises, permits, certificates, approvals, exemptions, identification numbers, waivers, and authorizations from Governmental Bodies necessary for the lawful conduct of its respective businesses as currently conducted (collectively, “Permits”), except where, in each case, the failure to be so true would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Business or the Acquired Assets and (iii) except as set forth on Schedule 3.8(a), Since January 1, 2021, no Seller has received written or, to the Knowledge of Sellers, any other notice or been charged with any material breach or material violation of any Law or Permit.

(b) Each Seller and each of their respective directors, officers and employees acting in such capacity and, to the Knowledge of Sellers, each of its and their other agents acting on its or their behalf, is, and has been since January 1, 2021, in compliance in all respects with Anti-Corruption Laws. Since January 1, 2021, no Seller has received written notice from any Governmental Body claiming or alleging that any of the Sellers are not in compliance with any applicable Law or Order applicable to any of them or the operation of their respective businesses in any material respect.

Section 3.9 Environmental Matters.

(a) The Business is, and has been since January 1, 2021, in compliance with all applicable Environmental Laws, except for noncompliance that would not reasonably be expected to be material to the operation of the Business or the Acquired Assets.

(b) Since January 1, 2021 and as to any earlier period with respect to matters that are unresolved, the Business has not received any written notice alleging that any Seller or any Non-Debtor is in violation of or liable under, in any material respect, any Environmental Law or with respect to Hazardous Substances.

(c) (i) Sellers have timely applied for, obtained, possess, and are in compliance in all material respects with all Permits required under Environmental Laws for the operation of their respective businesses and the Business as currently conducted (“Environmental Permits”), each of which is valid and in full force and effect; (ii) each such Environmental Permit held by a

Seller or any Non-Debtor is set forth on Schedule 3.9(c)(ii); and (iii) since January 1, 2021, the Business has not received any written notice proposing to revoke, suspend or materially modify the terms of any Environmental Permit, in each case of (i)-(iii) except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Business or the Acquired Assets.

(d) Since January 1, 2021, (i) the Business has not received a material written request for information from any Governmental Body regarding any matter arising under Environmental Law or with respect to Hazardous Substances, and (ii) there is no material Action under or pursuant to any Environmental Law or Environmental Permit or with respect to Hazardous Substances, in the case of either of clauses (i) or (ii), that is pending or, to the Knowledge of Sellers, threatened in writing against any Seller or Non-Debtor.

(e) the Business is not subject to any Order imposed by any Governmental Body pursuant to Environmental Laws under which there are uncompleted, outstanding or unresolved material obligations on the part of any Seller or any Non-Debtor.

(f) (i) There has been no Release of Hazardous Substances at, on, under or from the Acquired Leased Real Property or, to the Knowledge of Sellers, any Seller’s or Non-Debtor’s formerly owned, leased, or operated property, and (ii) the Business has not arranged, by Contract, agreement or otherwise, for the treatment or disposal of Hazardous Substances at any location or facility, in each case of (i) or (ii), relating to the operation of the Business or the Acquired Assets and except as would not reasonably be expected to subject any Seller or Non-Debtor to any material liability under Environmental Laws or with respect to Hazardous Substances.

(g) No Seller nor any Non-Debtor has assumed responsibility for, or agreed to indemnify or hold harmless any Person for, any material Liability or obligation of any other Person for which such Seller or such Non-Debtor would not otherwise have such Liability or obligation, arising under Environmental Laws or with respect to Hazardous Substances, including any obligation for investigation, corrective or remedial action.

(h) Except as set forth on Schedule 3.9(h), to the Knowledge of Sellers, none of the following are present at, on, in, or under the Acquired Leased Real Property: (i) underground storage tanks, (ii) dumps or landfills, (iii) surface impoundments, (iv) other similar units for the treatment, storage or disposal of Hazardous Substances, (v) asbestos, (vi) polychlorinated biphenyls, (vii) lead-based paint or (viii) toxic mold.

(i) Sellers have provided copies of all material environmental assessments and reports, environmental sampling, monitoring data, and environmental or health and safety audits prepared since January 1, 2021, in each case concerning the Business or Acquired Assets and that are in their possession or control and relate to (i) the environmental condition of any real property currently or formerly owned, operated or leased by any Seller or any Non-Debtor or (ii) compliance with Environmental Laws by any Seller or any Non-Debtor.

Section 3.10 Privacy

(a) Except as set forth on Schedule 3.10(a), each Seller and each Non-Debtor has been since January 1, 2021 and is in compliance in all material respects with (i) all applicable Information Privacy and Security Laws; (ii) the terms of all Contracts to which it is a party relating to Personal Information privacy, security, or breach notification (including provisions that impose conditions or restrictions on the receipt, collection, monitoring, maintenance, creation, transmission, processing, use, analysis, disclosure, storage, transfer or disposal and security of Personal Information); (iii) the policies and procedures that apply to the Business with respect to privacy, data protection, security and the collection, transfer and use of Personal Information gathered or accessed by Sellers in the course of the operations of the Business; and (iv) to the extent applicable to Seller, PCI DSS v4.0. Except as would not reasonably be material to the Business, taken as a whole, each Seller and each Non-Debtor has entered into all agreements it is required to enter into by Information Privacy and Security Laws in connection with the collection, receipt, access, transfer, processing, use and disclosure of Personal Information, including, since January 1, 2021 any Business Associate Agreements required by HIPAA (regardless of whether Seller or a Non-Debtor acts as a “covered entity,” “business associate” or “subcontractor” (as each term is defined under HIPAA at 45 C.F.R. § 160.103)), and any data processing agreements or agreements required by the EU General Data Protection Regulation as applicable to any Seller or any Non-Debtor, governing the international transfer of Personal Information.

(b) Sellers and the Non-Debtors have established, and are and have been since January 1, 2021 in compliance in all material respects with, an information security program that: (i) implements commercially reasonable and appropriate administrative, technical and physical safeguards designed to protect the security, confidentiality and integrity of all IT Assets and all Personal Information processed thereby; (ii) is designed to prevent unauthorized access, use or disclosure of Personal Information and other data processed or stored in the IT Assets and to identify material vulnerabilities; (iii) materially complies with all applicable Information Privacy and Security Laws; and (iv) is reflected, in all material respects, in written policies of Sellers and the Non-Debtors. Except as set forth on Schedule 3.10(b), Sellers each take and have since January 1, 2021 taken commercially reasonable steps to require that any third parties that process or store Personal Information provide reasonable and appropriate safeguards for such Personal Information in compliance with Information Privacy and Security Laws and consistent with industry standards related to the industry in which the third parties operate.

(c) Except as set forth on Schedule 3.10(c), since January 1, 2021, the Business has not suffered or incurred a “breach”, “breach of unsecured PHI” or “security breach” (or similar terms such as “breach of security of the system”), as defined by applicable Information Privacy and Security Laws, involving any IT Assets, or unauthorized or unlawful acquisition, access, use or disclosure of any Personal Information owned, used, stored or controlled in connection with the Business for which notification to individuals and/or Governmental Bodies is required under any applicable Information Privacy and Security Law (each, a “Security Incident”). Since January 1, 2021, the Business has remediated, in all material respects and to the extent possible, every “breach”, “breach of unsecured PHI” or “security breach” in accordance with applicable Information Privacy and Security Laws, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole.

(d) Sellers have performed security risk assessments that materially meet (as applicable): (i) the standards set forth at 45 C.F.R. § 164.308(a), including an assessment as required by 45 C.F.R. 164.306(d)(3), taking into account the factors set forth in 45 C.F.R. 164.306(a), (b) and (c) and created and maintained documentation of the foregoing assessments in accordance with 45 C.F.R. 164.316; (ii) all other applicable Information Privacy and Security Laws; and (iii) obligations set forth in Contracts that are binding on Sellers or Non-Debtors (collectively, the “Security Risk Assessments”). The Business has implemented security measures necessary to mitigate or remediate, consistent with prevailing industry standards in which the Business operates and in accordance with HIPAA, all material risks and vulnerabilities identified in every Security Risk Assessment, including those identified as being of “high” or “critical” or any similar level of severity.

Section 3.11 Intellectual Property.

(a) Schedule 3.11(a)(i) sets forth a complete and accurate list of each material registration and application for the registration with a Governmental Body of Seller Intellectual Property. Sellers own (directly or indirectly) all of the rights, title and interest in and to the Seller Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of Sellers, all of the Seller Intellectual Property is subsisting, valid and enforceable.

(b) To the Knowledge of Sellers, (i) Sellers own or have legally enforceable and sufficient rights to use or otherwise exploit all Intellectual Property necessary to and sufficient for the conduct of the Business as currently conducted free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) Sellers and Non-Debtors have taken commercially reasonable steps to protect and maintain the secrecy and confidentiality of their trade secrets; provided that nothing in this Section 3.11(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement, misappropriation, or violation of any Intellectual Property, which is the subject of Section 3.11(c) and Section 3.11(c).

(c) Except as set forth on Schedule 3.11(c), no Actions are pending or, to the Knowledge of Sellers, threatened against any Seller or any Non-Debtor, and since January 1, 2021, Sellers have not received any written notice or claim, (i) challenging the ownership, validity, enforceability or use by any Seller of (A) any Seller Intellectual Property or (B) any Intellectual Property licensed to any such Seller that is material to the conduct of the Business, or (ii) alleging that any Seller or any Non-Debtor is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person in any material respect.

(d) To the Knowledge of Sellers, (i) no Person has infringed, misappropriated or otherwise violated the rights of Sellers or any Non-Debtors in any material respect with respect to any Intellectual Property owned by or licensed to Sellers or any Non-Debtors and (ii) neither Sellers, nor the operation of the Businesses, has violated, misappropriated or infringed the Intellectual Property rights of any other Person in any material respect.

(e) The consummation of the Transactions will not result in the grant of any right or license to any third party of any Intellectual Property that is owned by or exclusively licensed to any Seller or Non-Debtors and would reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole.

(f) Except as set forth on Schedule 3.11(f), to the Knowledge of Seller, each Person who is or was involved in the creation or development of any Seller Intellectual Property has signed a valid and enforceable Contract containing (i) an irrevocable assignment of all such Seller Intellectual Property that was created or developed by such Person in the course of that Person’s employment or engagement by or on behalf of Sellers or Non-Debtors, as applicable, (ii) confidentiality provisions protecting the trade secrets and other non-public elements of such Seller Intellectual Property, and (iii) to the extent not assignable by Law, a waiver of such Person’s moral rights in and to such Seller Intellectual Property. To the Knowledge of Sellers, no such Person has any obligation to any other person with respect to such Intellectual Property.

(g) To the Knowledge of Seller, no software developed or under development by or for Sellers or Non-Debtors for use in the conduct of the Businesses (“Business Software”) contains any viruses or bugs, defects, or errors that materially and adversely affects the use, functionality, or performance of such Business Software or any product or system containing or used in conjunction with such Business Software. No source code for any Business Software has been delivered, licensed or disclosed to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of Sellers and Non-Debtors subject to a binding, written agreement imposing on such Person reasonable confidentiality obligations in favor of Sellers with respect to such source code and Sellers and Non-Debtors are under no obligation (conditional or otherwise) to make or grant any such delivery, license or disclosure. To the Knowledge of Seller, except as set forth on Schedule 3.11(g), no material Business Software contains, is distributed or made available with, , or is derived from Open Source Code in a manner that, under the applicable license terms, does or would reasonably be expected to impose a requirement or condition that any Business Software be (x) licensed, disclosed, distributed or made available in source code form; (y) licensed for the purpose of making modifications or derivative works; or (z) redistributable at no charge.

Section 3.12 Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Acquired Assets, and Assumed Liabilities:

(a) Except as set forth on Schedule 3.12(a), each Seller and each Non-Debtor has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns with respect to the Acquired Assets required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all respects.

(b) Except as set forth on Schedule 3.12(b), all Taxes with respect to the Acquired Assets owed by a Seller or any Non-Debtor that are due have been timely paid or have been adequately reserved against in accordance with GAAP, except to the extent the nonpayment thereof is permitted or required by the Bankruptcy Code.

(c) There are no Encumbrances for Taxes on any of the Acquired Assets other than Permitted Encumbrances.

(d) No Seller nor any Non-Debtor has received any written notice from a jurisdiction where such Seller does not currently file material Tax Returns indicating that such filings may be required in such jurisdiction with respect to the Acquired Assets, or that the Acquired Assets may otherwise be subject to material taxation by the applicable taxing authority in such jurisdiction. No Seller nor any Non-Debtor has a permanent establishment or fixed place of business in any country other than their country of organization attributable to the Acquired Assets.

(e) None of the Sellers nor any Non-Debtor has waived any statute of limitations in respect of Taxes with respect to the Acquired Assets or agreed to any extension of time with respect to an assessment or deficiency for Taxes with respect to the Acquired Assets (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), in each case, which waiver or extension is currently in force and could have effect after the Closing Date.

(f) Except to the extent that doing so would not adversely impact the Acquired Assets or Purchaser’s ownership of the Acquired Assets, none of the Sellers nor any Non-Debtor has participated in any “listed transaction” within the meaning of 26 C.F.R. § 1.6011-4(b)(2).

(g) Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 3.12 and Section 3.14 (insofar as they relate to Taxes) shall constitute the sole representations and warranties with respect to Taxes. No representation or warranty is made with respect to the validity of any Tax position or the availability of any Tax attribute for any Tax period (or any portion thereof) following the Closing.

Section 3.13 Insurance. Schedule 3.13 sets forth a true, complete and correct list and description of all current insurance policies or binders, including policies by which any of the Acquired Assets, Assumed Liabilities or the employees of Sellers or the Non-Debtors are insured, and any fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller relating to the Business, the Acquired Assets or the Assumed Liabilities (collectively, the “Insurance Policies”). The description includes for each Insurance Policy the type of policy, policy number, name of insurer and date of expiration. Sellers have made available to Purchaser true, accurate and complete copies of all Insurance Policies, in each case, as currently in effect. Each Insurance Policy is in full force and effect on the date of this Agreement and all premiums on such Insurance Policies are current. There are no material claims related to the Acquired Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been denied or are reasonably expected to be disputed with respect to the Business. No Seller nor any Non-Debtor is in default, in any material respect, with respect to its obligations under any Insurance Policy and no Seller nor any Non-Debtor has been subject to any gaps in insurance coverage with respect to the Acquired Assets or Assumed Liabilities in the last two years. No Seller nor any Non-Debtor has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. No Seller nor any Non-Debtor has any self-insurance or co-insurance programs.

Section 3.14 Employees; Seller Plans.

(a) Schedule 3.14(a)(i) sets forth the following information for each employee of Sellers and the Non-Debtors as of March 26, 2024, in each case to the extent permitted by applicable Law: (i) employee identification number; (ii) job title; (iii) date of hire (or seniority date, if different); (iv) full-time or part-time status; (v) overtime exempt or non-exempt classification; (vi) base annual salary or hourly wage rate (as applicable); (vii) location (including location into which office a remote employee reports); (viii) leave status (and expected return to work date if known); (ix) work authorization or permit type (if applicable); (x) accrued, but unused paid-time-off; (xi) employing entity; (xii) target annual bonus and the most recent bonus received; and (xiii) any and all required permits and any such permits’ respective number and issuing authority, as applicable. As soon as reasonably practicable following the date hereof, and in any event within five Business Days following the date hereof or such later date required by applicable Law, Sellers shall provide to Purchaser an updated version of Schedule 3.14(a)(i) that includes employee names. Schedule 3.14(a)(i) shall thereafter be updated in accordance with Section 6.3(a). Schedule 3.14(a)(ii) lists all consultants currently engaged by Sellers and the Non-Debtors, the date when they began their assignment with Sellers or any Non-Debtor, the aggregate compensation paid to such consultants, and the estimated completion date of their services.

(b) None of the Sellers nor Non-Debtors is, or has been in the past three years, a party to any collective bargaining agreements or similar Contracts with any labor union applicable to any employees of a Seller or a Non-Debtor. There currently is not, nor in the past three years has there been: (i) any demand for recognition as the exclusive bargaining representative of any employees has been made to any Seller or any Non-Debtor by or on behalf of any labor union; (ii) to the Knowledge of Sellers, any organizational efforts, such as union organizing campaigns; or (iii) any pending or, to the Knowledge of Sellers, threatened, strike, lockout, organized labor slowdown, or concerted work stoppage by or with respect to the employees of any Seller.

(c) Since January 1, 2021, there have been no unfair labor practice charges or complaints against Sellers or the Non-Debtors pending before the National Labor Relations Board or similar labor relations Governmental Body. No Seller nor any Non-Debtor is a party to or otherwise bound by any consent decree with or citation from any Governmental Body relating to employees or employee practices with respect to the Business pursuant to which outstanding obligations will be owed after the date of this Agreement.

(d) Since January 1, 2021, the Business has been in compliance with all applicable Laws pertaining to employees, employment matters, employment practices and termination of employment, including all such applicable Laws relating to terms and conditions of employment, wages, salary, overtime, hours, meal and rest breaks, eligibility for and payment of overtime compensation, classification of independent contractors, classification of employees as exempt or non-exempt, child labor, immigration, equal opportunity, employment discrimination and harassment, retaliation, employment disability rights, fair labor practices, unemployment insurance, affirmative action, leaves of absence, civil rights, occupational safety and health, and workers’ compensation, except in each case as would not reasonably be likely to, result in any material Liability to Purchaser. There is no Action pending or, to the Knowledge of Sellers, threatened in writing against any Seller alleging a violation of any labor or employment Law, nor have any such Actions been brought since January 1, 2021.

(e) No “mass layoff,” or “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act or any similar Law (collectively, “WARN”)) has been implemented by Sellers in the 90 days immediately prior to the date of this Agreement. Except as set forth on Schedule 3.14(e), Sellers do not currently plan or contemplate any plant closings, reduction in force, terminations of employees, or similar personnel actions at any site of employment where any employees of Sellers or the Non-Debtors are located that would trigger obligations under WARN in the 90 days immediately preceding the Closing.

(f) Except as set forth on Schedule 3.14(f), (i) Sellers are not a party to a settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement, non-disclosure agreement, separation agreement or other agreement entered since January 1, 2021 with a current or former officer or employee that releases, settles, or is in response to, specific allegations raised by such individual relating to discrimination or harassment (including on the basis of age, gender, race, or any other legally protected category), sexual harassment or sexual misconduct by any director, officer, executive, or supervisory level employee (collectively “Misconduct Allegations”); provided that, for the sake of clarity, agreements which include releases of general applicability which were not specifically related to or in response to Misconduct Allegations shall not be considered agreements that release and settle Misconduct Allegations for purposes of this Agreement, and (ii) since January 1, 2021, no Misconduct Allegations have been made or, to the Knowledge of Sellers, threatened that resulted in an internal or external investigation (or should have reasonably resulted in an investigation) or externally filed lawsuit or charge.

(g) The consummation of the Transactions (either alone or in combination with any other event) will not result in the payment of any amount to any Employee that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code or would be subject to an excise tax under Section 4999 of the Code None of the Sellers has any obligation to indemnify or gross up any Employee for any Taxes imposed under Section 4999 of the Code. None of the Sellers nor, maintains, sponsors, contributes to, or has incurred or would reasonably be expected to incur any Liability with respect to any (i) pension plan that is subject to Title IV of ERISA or Section 412 of the Tax Code, or (ii) multiemployer plan (as defined in Section 4001(a)(3) of ERISA), including on account of any other entity, trade of business (whether or not incorporated) that, together with Sellers would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(h) No Seller Plan provides health or life insurance benefits following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or section 4980B of the Tax Code, or any other applicable Law.

Section 3.15 Compliance with Healthcare Laws.

(a) Except as set forth on Schedule 3.15(a), Sellers and the Non-Debtors are, and since January 1, 2021, have been, in material compliance with all applicable Healthcare Laws, except as would not individually or in the aggregate, be material to the Business.

(b) Neither Sellers, the Non-Debtors, nor to the Knowledge of Sellers, any of their respective officers, directors, managers, or employees are or have been: (i) excluded, suspended or debarred from participation in any Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any material allegation of violation of any applicable Healthcare Law, (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, in each case of (i) through (iii), that would reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole.

(c) The Business has not received any written notice or claim of, and there are no investigations or proceedings pending with respect to any alleged “breach” by Sellers, or their respective “workforces,” each as defined under HIPAA, except as would not reasonably be expected, individually or in the aggregate, to be material to Sellers, the Acquired Assets or the Business.

(d) Each Seller Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with applicable Healthcare Laws. Sellers have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigatory notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Seller Product, except as would not, individually or in the aggregate, be material to the Business.

Section 3.16 Affiliate Transactions. Except as set forth on Schedule 3.16 or in the “Certain Relationships and Related Transactions, and Director Independence” disclosure in the Filed SEC Documents, to the Knowledge of Sellers, no Affiliate of any Seller or any Non-Debtor, or any officer or director of any Seller or any Non-Debtor, (a) is a party to any agreement that constitutes an Acquired Asset having a potential or actual value or a contingent or actual Liability exceeding $2,000,000, other than (i) loans and other extensions of credit to directors and officers of a Seller for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course, (ii) employment arrangements in the Ordinary Course and (iii) the Seller Plans, or (b) has any material interest in any Acquired Asset.

Section 3.17 International Trade and Anti-Corruption. During the past five years, and except as set forth on Schedule 3.17:

(a) Neither Sellers, nor the Business, nor any director, officer, employee, shareholder or agent of any Seller, or any other Person acting on behalf of the Business: (i) is or has been a Person with whom transactions are prohibited or limited under any Law including applicable Sanctions and Export and Import Laws; or (ii) has violated or made a voluntary disclosure regarding any such Law. No product, service or financing provided by the Business has been, directly or indirectly, provided to, sold to or performed for or on behalf of a national of, or Persons located or ordinarily resident in, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, or since February 21, 2022, the self-proclaimed Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine (collectively, the “Comprehensively Sanctioned Jurisdictions”) or any other country, region or Person against which the United States, or any applicable foreign Governmental Body, maintains, or has maintained at the time of relevant activity, Sanctions, export controls, trade embargoes or trade restrictions without appropriate authorization. The Business has not otherwise engaged in any transaction nor otherwise dealt directly or indirectly with any of the Comprehensively Sanctioned Jurisdictions in violation of Sanctions or Export and Import Laws.

(b) No Sanctions-related, export-related or import-related Law, investigation or inquiry is or has been pending or, to the Knowledge of Sellers, threatened against any Seller or any employee or agent of the Business (in such Person’s capacity as an employee or agent of the Business) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

(c) Neither Sellers nor any of the Sellers’ employees or agents have, and no other Person associated with or acting for or on behalf of any of the Business or the Acquired Assets has: (i) directly or indirectly violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act of 2010 or any other applicable anti-corruption or anti-bribery Law or similar Law (each, an “Anti-Corruption Law”); (ii) directly or indirectly made, offered, promised or authorized any unlawful payment, loan or transfer of anything of value, including any reward, bribe, payoff, influence payment, kickback, rebate, contribution, gift, entertainment, advantage or benefit of any kind, to or for the benefit of any Person, including a Foreign Official, for the purpose of: (A) influencing any act or decision of such Person; (B) inducing such Person to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any Person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage; (iii) established or maintained any unlawful fund of corporate monies or other properties; (iv) created or caused the creation of any false or inaccurate books and records of Sellers related to any of the foregoing; or (v) been the subject of any actual or threatened investigation, allegation, inquiry or enforcement proceeding by any Governmental Body regarding any offense or alleged offense under any Anti-Corruption Law, and no event has occurred and no condition or circumstance exists that will or could reasonably be expected to give rise to any such investigation, allegation, inquiry or proceeding.

Section 3.18 Absence of Certain Changes. Except as set forth on Schedule 3.18, since June 30, 2023, (a) Sellers and Non-Debtors have conducted their business in the Ordinary Course in all material respects (other than the marketing of the Business and processes and negotiations with Advisors and third parties in connection therewith, and preparation and commencement or pendency of the Bankruptcy Cases and actions related thereto), (b) there has not been any Material Adverse Effect and (c) there is no material business interruption or event, change or circumstance that has occurred, or is occurring, at any of the facilities, plants, offices, laboratories, warehouses, distribution centers and other properties (including at any Acquired Leased Real Property) owned or operated by Sellers.

Section 3.19 Brokers. Except for Moelis, the fees and expenses of which will be paid by Sellers, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Sellers and Non-Debtors.

Section 3.20 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations), Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that no Seller nor any other Person on behalf of any Seller makes, and neither Purchaser nor any member of the Purchaser Group has relied on, is relying on, or will rely on the accuracy or completeness of any express or implied representation or warranty with respect to any Seller, the Acquired Assets, or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (including in any presentations or other materials prepared by Moelis) (the “Information Presentation”) or in that certain datasite administered by Datasite (the “Dataroom”) or elsewhere to Purchaser or any of its Affiliates or Advisors on behalf of Sellers or any of their Affiliates or Advisors. Without limiting the foregoing, no Seller nor any of its Advisors nor any other Person will have or be subject to any Liability whatsoever to Purchaser, or any other Person, resulting from the distribution to Purchaser or any of its Affiliates or Advisors, or Purchaser’s or any of its Affiliates’ or Advisors’ use of or reliance on, any such information, including the Information Presentation, the Projections, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom (except with respect to the Express Representations) or otherwise in expectation of the Transactions or any discussions with respect to any of the foregoing information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows.

Section 4.1 Organization and Qualification. Purchaser is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or used by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

Section 4.2 Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 4.3 Conflicts; Consents.

(a) Assuming that (i) requisite Bankruptcy Court approvals are obtained, (ii) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3 are made, given or obtained (as applicable), and (iii) the requirements of the HSR Act are complied with, neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the Transactions, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (A) conflict with or violate any provision of Purchaser’s articles of incorporation or bylaws or similar Organizational Documents, (B) violate any Law or Order applicable to Purchaser, or (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other Contract to which Purchaser is a party or accelerate Purchaser’s obligations under any such Contract, except, in the case of clauses (A) through (C), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.

(b) Except as set forth on Schedule 4.3, Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Transactions, except (i) any filings required to be made under the HSR Act or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.

Section 4.4 Financing. Purchaser (via Guarantor) has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Purchase Price, to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other Transactions, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with the Transactions. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities.

Section 4.5 Brokers. Except for Citigroup Global Markets Inc., all of whose fees and expenses will be borne solely by Purchaser, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Transactions.

Section 4.6 No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser that will or would reasonably be expected to adversely affect Purchaser’s performance of its obligations under this Agreement or the consummation of the Transactions.

Section 4.7 Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between any member of the Purchaser Group, on the one hand, and any member of the management of any Seller or its respective board of directors (or member of management or applicable governing body of any Affiliate of any Seller), any holder of equity or debt securities of any Seller, or any lender or creditor of any Seller or any Affiliate of any Seller, on the other hand, (a) relating in any way to the acquisition of the Acquired Assets or the Transactions or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of any Seller or any of its Affiliates to entertain, negotiate or participate in any such transactions.

Section 4.8 No Foreign Person. As of Closing, Purchaser will not be a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, including any implementing regulations thereof.

Section 4.9 Solvency. Assuming the accuracy in all material respects of the representations and warranties in Article III, Purchaser is, and immediately after giving effect to the Transactions, Purchaser shall be, solvent and shall (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property made required by this Agreement is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser. In connection with the Transactions, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.10 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, Sellers acknowledge that neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers by Purchaser.

Section 4.11 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any member of the Purchaser Group and on which Purchaser and the Purchaser Group may rely in connection with the Transactions. Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the Acquired Assets are being acquired by Purchaser “as is” and “where is” and with all faults and all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (a) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations), including in the Information Presentation, the Dataroom, any Projections or in any meetings, calls or correspondence with management of any Seller or any other Person on behalf of any Seller or any of their respective Affiliates or Advisors, (b) any other statement relating to the historical, current or future businesses, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of any Seller, or the quality, quantity or condition of any Seller’s assets, (c) any implied representation of merchantability or fitness for any particular use or purpose, (d) any implied representation regarding the use or operation of the Acquired Assets after the Closing in any manner, and (e) any implied representation regarding the probable success or profitability of the Acquired Assets after the Closing, are, in each case specifically disclaimed by each Seller and that neither Purchaser nor any member of the Purchaser Group has relied on any such representations, warranties or statements. Purchaser acknowledges, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the businesses of each Seller and is Affiliates including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of Sellers, and, in making its determination to proceed with the Transactions, Purchaser has relied solely on the results of the Purchaser Group’s own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, any Seller, the Information Presentation, any Projections or any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or any Seller or any of their respective Affiliates or Advisors, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations).

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1 Bankruptcy Actions.

(a) Within two Business Days following the date hereof, Sellers shall file a notice with the Bankruptcy Court in accordance with the Bidding Procedures Order attaching the proposed form of an Order approving the execution, delivery, and performance of this Agreement by Sellers, other than the performance of those obligations to be performed at or after the Closing (the “Agreement Order”), which Agreement Order shall be in form and substance acceptable to Purchaser. The foregoing notice shall be served in accordance with the Bidding Procedures Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by any Seller to assist in obtaining Bankruptcy Court approval of the Agreement Order.

(b) The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Purchaser agrees and acknowledges that Sellers, including through their representatives, are and may continue soliciting inquiries, proposals or offers from third parties in connection with any Alternative Transaction pursuant to the terms of the Bidding Procedures Order. Sellers may modify the Sale Order, as applicable, pursuant to discussions with the United States Trustee assigned to the Bankruptcy Case, the Bankruptcy Court, any creditor or committee representing a group of creditors in the Bankruptcy Case, or any other party in interest; provided that such modifications must be consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VIII and (ii) the Closing Date, the Parties shall use their respective commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Agreement Order and the Sale Order.

(d) Purchaser shall promptly take all actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court’s entry of the Agreement Order, the Sale Order and any other Order reasonably necessary in connection with the Transactions as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.

(e) Each Seller and Purchaser shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the Transactions and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by Sellers from the Bankruptcy Court with respect to the Transactions. Sellers shall consult with Purchaser regarding all pleadings, notices and filings that any Seller intends to file with the Bankruptcy Court in connection with, or which might reasonably be expected to affect, the Bankruptcy Court’s approval of the Sale Order, including sharing in advance any drafts for Purchaser’s review and comment, it being agreed that Seller shall give reasonable consideration to, and incorporate into the relevant pleading, notice or filing, any reasonable comments Purchaser may provide within a reasonable time prior to the filing of any such pleading, notice or filing. No Party shall seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Body of competent jurisdiction to which a decision relating to the Bankruptcy Cases has been appealed, in each case, without prior written consent of the other(s) in its/their sole discretion.

(f) If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Successful Bidder”) but is the next highest bidder at the Auction, Purchaser shall be required to serve as a back-up bidder (the “Backup Bidder”) and keep Purchaser’s bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction) open and irrevocable until the earliest to occur of (i) 60 days after completion of the Bankruptcy Court hearing to consider the Sale Order, (ii) consummation of an Alternative Transaction, (iii) Sellers’ release of Purchaser from the requirement to serve as a Backup Bidder, and (iv) such other date as this Agreement is terminated (the “Backup Bid Termination Date”). If, prior to the Backup Bid Termination Date, the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, the Backup Bidder will be deemed to have the new prevailing bid, and Sellers may consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may have been improved upon in the Auction).

(g) Sellers and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. Purchaser acknowledges that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about Sellers to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting an Auction.

(h) Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been a sufficient demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

(i) Sellers shall comply (or obtain an Order waiving compliance) with all requirements under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) in connection with obtaining approval of the Transactions. Sellers shall serve on all Persons upon whom service is required in connection with obtaining such approval, including to the extent required under applicable Law with respect to obtaining such approval: (i) all Persons who are known to possess or assert a claim or lien against or interested in the Acquired Assets; (ii) all applicable Governmental Bodies; (iii) all other Persons required by any Order of the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules; and (iv) using commercially reasonable efforts to serve any other Person that Purchaser reasonably may request, any notice of the motions, hearings, or Order necessary to comply with its obligations under this Section 5.1 and to consummate the Transactions.

(j) If the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement or the Transactions are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacatur, stay, rehearing or re-argument shall be filed with respect to the Sale Order, or other such Order), and Purchaser nevertheless agrees to consummate the Closing, subject to the rights otherwise arising from this Agreement, the Parties shall take all reasonable actions to prosecute such appeal, petition or motion and pursue an expedited resolution of any such appeal, petition or motion.

Section 5.2 Cure Costs. Subject to entry of the Sale Order, Purchaser shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5(b), on or prior to the date of such assignment), pay the Assumed Cure Costs. Also, subject to entry of the Sale Order, Sellers shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5, on or prior to the date of such assignment), pay all Excluded Cure Costs and cure any and all other defaults and breaches under the Assigned Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

Section 5.3 Sale Order. The Sale Order shall be acceptable to Purchaser and shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement on the terms set forth in this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances), and (iii) the performance by Sellers of their obligations under this Agreement, (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts pursuant to section 365 of the Bankruptcy Code, (c) find that Purchaser is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of section 363(m) of the Bankruptcy Code, (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (e) find that Purchaser has provided adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts, (f) find that Purchaser shall have no Liability for any Excluded Liability and (g) authorize Purchaser or Purchaser’s Advisors to file UCC-3 termination statements and other documents or instruments necessary to effectuate release of Encumbrances concerning the Acquired Assets. Purchaser agrees that it will promptly take such actions as are reasonably requested by any Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (A) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (B) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code and in accordance with the Bidding Procedures Order.

Section 5.4 Approval. Sellers’ obligations under this Agreement and in connection with the Transactions are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Agreement Order and the Sale Order). Nothing in this Agreement shall require Sellers or their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business of Sellers.

(a) Except (i) as required by applicable Law, Order or a Governmental Body, (ii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or Sellers’ use of cash collateral, as the case may be, (iii) as expressly contemplated, required or permitted by this Agreement, (iv) to the extent related to an Excluded Asset or an Excluded Liability or (v) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing, Sellers shall, and shall cause the Non-Debtors to, use their commercially reasonable efforts to (x) carry on the Business in the

Ordinary Course, including to maintain supplies and Inventory levels consistent with the levels maintained during 12-month period preceding the date of this Agreement, (y) comply with all Laws applicable to the Business, the Acquired Assets and the Assumed Liabilities, and (z) keep in full force and effect the Insurance Policies (or replacement insurance materially comparable in amount and scope to insurance currently carried by Sellers or Non-Debtors with respect to the Business); provided that no action by any Seller or Non-Debtor with respect to matters specifically addressed by Section 6.1(b) shall be deemed to be a breach of this Section 6.1(a) unless such action would constitute a breach of Section 6.1(b).

(b) Except (i) as required by applicable Law, Order or a Governmental Body, (ii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or Sellers’ use of cash collateral, as the case may be, (iii) as expressly contemplated, required or permitted by this Agreement, (iv) to the extent related to an Excluded Asset or an Excluded Liability or (v) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned with respect to clause (xi)), Sellers shall not, and shall cause the Non-Debtors not to:

(i) except to any Seller or Non-Debtor, issue, sell, encumber or grant any shares of the capital stock or other equity or voting interests of any Seller or Non-Debtor, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of such capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of such capital stock or other equity or voting interests; provided that nothing in this Section 6.1(b)(i) shall be interpreted to permit any Non-Debtors or any Seller, respectively, to take any action enumerated herein to transfer right, title or interest to any Acquired Asset to any Seller or any Non-Debtor, respectively, other than Cash and Cash Equivalents;

(ii) other than transaction among solely Sellers and Non-Debtors, (A) redeem, purchase or otherwise acquire any of the outstanding shares of capital stock or other equity or voting interests of any Seller or Non-Debtor, or any rights, warrants or options to acquire any shares of such capital stock or other equity or voting interests, (B) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of the capital stock or other equity or voting interests of any Seller or Non-Debtor, or (C) split, combine, subdivide or reclassify any shares of the capital stock or other equity or voting interests of any Seller or Non-Debtor; provided that nothing in this Section 6.1(b)(ii) shall be interpreted to permit any Non-Debtor or any Seller, respectively, to take any action enumerated herein to transfer right, title or interest to any Acquired Asset to any Seller or any Non-Debtor, respectively, other than Cash and Cash Equivalents;

(iii) (A) incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of Sellers or Non-Debtors, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for

(1) intercompany Indebtedness among Sellers and their Affiliates (including the Non-Debtors), (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (3) Indebtedness incurred under existing arrangements that are not secured by the Acquired Assets, (4) Indebtedness incurred under existing arrangements (including in respect of letters of credit) in an amount not to exceed $5,000,000 outstanding at any time, and (5) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, in each case of this clause (A), other than Excluded Liabilities, (B) enter into any swap or hedging transaction or other derivative agreements other than in the Ordinary Course or (C) make any loans, capital contributions or advances to, or investments in, any Person other than (1) as permitted pursuant to Section 6.1(b)(vi), (2) in the Ordinary Course; provided any such actions in the immediately foregoing clauses (1) and (2) do not give rise to an Assumed Liability;

(iv) sell or lease to any Person, in a single transaction or series of related transactions, any Acquired Assets, except (A) Ordinary Course dispositions of Inventory and obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the businesses of Sellers or Non-Debtors, (B) transfers among Sellers, (C) leases or subleases of real property under which a Seller is a tenant or a subtenant and voluntary terminations or surrenders of such leases or subleases, in each case following prior good faith consultation with Purchaser, and (D) other sales and leases in the Ordinary Course;

(v) make or authorize capital expenditures, including for property, plant and Equipment, except for those (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance), (B) as contemplated by the budget or capital expenditure plan set forth as Schedule 6.1(b)(v), or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $3,000,000 in the aggregate;

(vi) except as permitted under Section 6.1(b)(v), make any acquisition of, or investment in, any properties, assets, securities or business of any third party (including by merger), except in the Ordinary Course (which for the avoidance of doubt and without limitation of the foregoing shall be deemed to include acquisitions of Inventory in the Ordinary Course);

(vii) except (A) in the Ordinary Course or (B) pursuant to the terms of any Seller Plan or applicable Law, (1) grant to any employee whose base salary exceeds $350,000 per annum or is above Sr. Director level any material increase in compensation (including bonus or long-term incentive opportunities), (2) hire any employee whose base salary exceeds $350,000 per annum or is above Sr. Director level, (3) establish, adopt, enter into, materially amend any material Seller Plan (except for changes made due to annual enrollment), or (4) take any action to accelerate any rights or benefits of any employee whose base salary exceeds $600,000 per annum or is above Vice President level under any Seller Plan; provided that the foregoing shall not restrict any Seller or Non-Debtor from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(viii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, Liabilities or results of operations of Sellers or Non-Debtors, except as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law or (C) by any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(ix) grant any Encumbrance (other than Permitted Encumbrances) on any of its material Acquired Assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement (and required to be so secured by their terms) or (B) permitted under Section 6.1(b)(iii); provided that any such Encumbrance under clauses (A) or (B) will be extinguished in connection with the Closing;

(x) waive, release, assign, institute, compromise, or settle (A) any pending or threatened Action against, or related to, any Seller, any Non-Debtor, the Business, the Acquired Assets, or the Assumed Liabilities and that would result in an Assumed Liability or (B) the matters set forth on Schedule 1.1(k);

(xi) settle or compromise any material Action in respect of Taxes, enter into any material Contract in respect of Taxes with any Governmental Body, or amend in any material respect any Tax Return, in each case, with respect to the Acquired Assets and to the extent such action would reasonably be expected to result in any material increase in the Liability for Taxes of Purchaser or its Affiliates;

(xii) (A) terminate, amend, supplement, modify or waive any provision of, or accelerate any rights, benefits or obligations under, any Material Contract that is also an Assigned Contract, except any such action in the Ordinary Course or the expiration in accordance with its term or (B) enter into any Contract that would be a Material Contract if executed prior to the date of this Agreement or which would result in an aggregate obligation of Sellers or Non-Debtors in excess of $2,000,000, except for (1) any renewal of any customer Contract in the Ordinary Course upon terms and conditions which are not materially less favorable in the aggregate to Sellers or Non-Debtors than those in effect as of the date of this Agreement and (2) any renewal of any other such Contract in the Ordinary Course upon terms and conditions which are no less favorable to Sellers or Non-Debtors, in any material respect, than those in effect as of the date of this agreement;

(xiii) terminate, amend, supplement, modify or waive any provision of, or accelerate any rights, benefits or obligations under, any Acquired Lease, except any such action in the Ordinary Course or the expiration in accordance with its term;

(xiv) (A) abandon, cancel, fail to renew, or permit to lapse any Acquired Intellectual Property that is used in the conduct of the Business, or held for use by Sellers or Non-Debtors, other than pursuant to expiration of any such Intellectual Property at the end of its maximum term, or (B) sell, transfer, license or otherwise encumber any material Intellectual Property, other than non-exclusive licenses of Intellectual Property in the Ordinary Course;

(xv) solely with respect to Acquired Assets, (A) make any unusual or extraordinary efforts to collect any accounts receivable, intercompany obligation or Liability for Indebtedness, or give any discounts or concessions for early payment of any accounts receivable, intercompany obligation or Liability for Indebtedness or (B) make any sales of, or, other than Permitted Encumbrances, convey any interest in, any accounts receivable, intercompany obligation or Liability for Indebtedness to any third party; provided that Sellers and Non-Debtors shall be entitled to, in their reasonable business judgment, take such actions with respect to such items that have been outstanding for more than 12 months;

(xvi) amend in any material respect, cancel or permit to terminate any material insurance policy naming any Seller as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage; or

(xvii) make or authorize any change in any of any Seller’s Organizational Documents to the extent such amendment or change would prevent, impede or delay the consummation of the Transactions or otherwise affect the Acquired Assets or the Assumed Liabilities

(xviii) grant any waiver under or amend or modify, or surrender, revoke, permit to lapse or otherwise terminate any Permit, other than (A) in the Ordinary Course or as would not reasonably be expected to be material to the operation of the Business and (B)(1) as would not reasonably be expected to adversely affect Purchaser’s expected benefit under the Acquired Assets or (2) impose additional obligations upon Sellers prior to Closing or Purchaser after Closing, in each case with respect to the Assumed Liabilities; or

(xix) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct any Seller’s or Non-Debtor’s operations or businesses prior to the Closing, and nothing contained in this Agreement is intended to give any Seller or Non-Debtor, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations. Prior to the Closing, each of Purchaser, Sellers and Non-Debtors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything to the contrary contained herein, any action taken, or omitted to be taken, by any Seller or Non-Debtor pursuant to any Law, Order, directive, pronouncement or guideline issued by any Governmental Body or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 6.1.

Section 6.2 Access to Information.

(a) From the date hereof until the Closing, Sellers will, and will cause the Non-Debtors to, provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours (and in accordance with the reasonable procedures established by Sellers) to the books and records of Sellers and Non-Debtors, in order for Purchaser and its authorized Advisors to access such information regarding the Acquired Assets and the Assumed Liabilities as is reasonably necessary in order to consummate the Transactions; provided that (i) such access does not unreasonably interfere with the normal operations of any Seller or Non-Debtor, (ii) such access will occur in such a manner as Sellers reasonably determine to be appropriate to protect the confidentiality of the Transactions and such books and records, (iii) all requests for access will be directed to Moelis or such other Person(s) as Moelis may designate in writing from time to time and (iv) nothing herein will require Sellers or Non-Debtors to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would cause significant competitive harm to any Seller or Non-Debtor if the Transactions are not consummated, (B) would waive any legal privilege or (C) would be in violation of applicable Laws (including the HSR Act, Foreign Competition Laws and state transaction notification Laws) or the provisions of any agreement to which any Seller or Non-Debtor is bound or would violate any fiduciary duty. Purchaser and its Advisors shall not conduct any sampling or testing of environmental media or any other invasive investigation or assessment at any Acquired Leased Real Property, including of the type commonly known as a Phase II environmental site assessment, without Sellers’ prior written approval (which shall not be unreasonably withheld, conditioned or delayed).

(b) The information provided pursuant to this Section 6.2 will be governed by all the terms and conditions of the Confidentiality Agreement and Clean Team Agreement. Purchaser will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to Purchaser or any of its Advisors. Sellers and their Affiliates make no representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Purchaser may not rely on the accuracy of any such information, in each case, other than the Express Representations.

(c) Subject to Section 6.13, from and after the Closing for a period of three years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) to the extent relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices and properties of Purchaser (including for the purpose of better understanding the books and records); provided, for the avoidance of doubt, neither Seller nor its Advisors shall be entitled to review or receive a copy of any income Tax Return of Purchaser or any Affiliate of Purchaser. Unless otherwise consented to in writing by Sellers, Purchaser will not, for a period of three years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Sellers such books and records or any portion thereof that Purchaser may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause its employees to, provide Sellers with reasonable assistance, support and cooperation with Sellers’ wind-up and related activities (e.g., helping to locate documents or information related to preparation of Tax Returns or prosecution or processing of insurance/benefit claims).

(d) Prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of Sellers or Non-Debtors in relation to this Transaction; provided that Purchaser will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of any Seller or Non-Debtor prior to the Closing with respect to any Seller or Non-Debtor, their respective businesses, or the Transactions without the prior written consent of Invitae for each such contact, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Within five Business Days after each of the date of this Agreement and the Closing, Sellers shall deliver to Purchaser an electronic copy of the contents of the Dataroom as of the date of this Agreement and the Closing, respectively, and within 15 Business Days thereafter two USB drives containing the same.

(f) From and after the Closing and for a period of one year following the Closing Date, Purchaser shall, at Sellers’ sole expense, reasonably cooperate with and provide information/access to Sellers and their successors-in-interest and to any third-party hired by Sellers or their successors-in-interest to collect Sellers’ accounts receivable (the “Retained Receivables”) (each a “Collecting Party”). Such cooperation shall include making reasonably available to any Collecting Party the Transferred Employees and information/access to books and records as such Collecting Party may reasonably request for the purpose of collecting the Retained Receivables; provided that (i) such cooperation and information/access does not entail Purchaser, its Affiliates or Transferred Employees actively engaging in collection activities, all of which such activities shall be undertaken by a Collecting Party, (ii) such cooperation and information/access does not unreasonably interfere with the operations of Purchaser or any of its Affiliates, (iii) such cooperation and information/access will occur in such a manner as Purchaser reasonably determines to be appropriate to protect the confidentiality of its and its Affiliates’ respective businesses, including the Business following the Closing, and such books and records, and (iv) no action required hereby will require Purchaser or its Affiliates to provide cooperation with or information/access to, or to disclose any information to, Sellers if such cooperation and information/access (A) would waive any legal privilege or (B) would be in violation of applicable Laws or the provisions of any agreement to which Purchaser or any of its Affiliates is bound or would violate any fiduciary duty. At the request of Sellers, the Parties will enter into a mutually agreeable reverse transition services agreement, pursuant to which Purchaser would, through Transferred Employees and Documents included in the Acquired Assets (and not using other employees or resources of Purchaser and its Affiliates) as well as Seller’s systems and contracts, for a 12-month period, provide accounts receivable collection services for the Retained Receivables (other than any Retained Receivables that are subject to litigation, arbitration or similar dispute mechanisms (“Disputed Accounts Receivable”)). Such reverse transition services agreement will provide that Sellers will be entitled to 100% of the collected accounts receivable; provided that, in exchange and as complete compensation for providing such services, the Purchaser will be entitled to receive a success fee equal to the aggregate amount of collections in excess of an amount equal to 90% of the aggregate amount, as of the Closing, of the outstanding Retained Receivables that are not Disputed Accounts Receivable and Purchaser will be entitled to retain any such excess as and when collected after delivering to Sellers cash (received in respect of Retained Receivables) in an aggregate amount equal to such 90% threshold; provided that Sellers will continue to be responsible for any amounts payable to XiFin, Inc. in connection with Sellers’ collection efforts for such one-year period.

Section 6.3 Employee Matters.

(a) At least 10 Business Days before the Closing, Purchaser, shall extend a written offer of employment, the form of which Sellers shall have been given an advance copy (“Transfer Offer”) to certain of the employees set forth on Schedule 3.14(a)(i) (which Schedule 3.14(a)(i) shall be updated by Sellers prior to the Closing to reflect employment hires and terminations (in accordance with the terms of this Agreement) in the time since such schedule was originally provided to Purchaser), which employees shall be specified in a list to be provided by Purchaser to Sellers no later than the date of the Auction (as defined in the Bidding Procedures Order) and which shall include at least 95% of the employees of Sellers and Non-Debtors based solely on Schedule 3.14(a)(i) (collectively, the “Employees”); provided that, with respect to any Employees that are on short-term or long-term disability or other leave of absence other than vacation, short-term (one week or less) paid sick leave, or other paid time off as of the Closing Date (“Inactive Employees”), Purchaser shall make a Transfer Offer if such Inactive Employee is available to work within six months of the Closing Date (or any later period required under applicable Law). Employees who accept such Transfer Offers and begin employment with Purchaser effective after the Closing in accordance with this Section 6.3(a) shall be referred to herein as “Transferred Employees”. Purchaser shall notify Sellers in a reasonable timeframe (but in any event within three Business Days of receiving a response from the applicable employee and no later than immediately prior to the Closing) with respect to whether each such offer has been accepted or rejected. Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all of the employees of Sellers or Non-Debtors will accept the Transfer Offer or will continue in employment with Purchaser following the Closing for any period of time. Sellers and Purchaser shall, and Sellers shall cause the Non-Debtors to, cooperate in good faith to carry out all necessary actions to effect the timely transfer of employment from Sellers or Non-Debtors, as applicable, to Purchaser of each such Transferred Employee who has accepted a Transfer Offer. Effective as of the Closing, each Transferred Employee shall cease to be an employee of each Seller or their respective Affiliates.

(b) For a period of one year from and after the Closing Date, Purchaser shall provide each Transferred Employee, or cause each Transferred Employee to be provided, with (i) a base compensation or wage rate, as applicable, that is no less favorable than that provided to such Transferred Employee as of immediately prior to the Closing, (ii) target cash incentive opportunities that are no less favorable in the aggregate than those provided by Sellers or Non-Debtors, as applicable, to such Transferred Employees as of immediately prior to the Closing including the value of retention bonuses under Invitae’s 2024 Equivalent Retention Program, but excluding transaction bonuses and any other retention bonuses, (iii) severance benefits that are no less favorable than as set forth on Schedule 6.3(b)(iii); provided that the obligation in this subsection (iii) shall terminate at 11:59 p.m. ET on December 31, 2024, and (iv) other employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser. For purposes of eligibility and vesting under any employee benefit plans and programs made available to Transferred Employees by Purchaser or any of its Affiliates after the Closing Date (the “Purchaser Plans”) and for determining the level of benefits for with respect to vacation, paid-time off and severance, each Transferred Employee shall be credited with his or her years of service with Sellers or Non-Debtors (and any predecessor of such Seller or Non-Debtor, as applicable) before the Closing Date, except to the extent such credit would result in a duplication of benefits; provided, however, that such service need not be recognized (i) for any purpose under any defined benefit retirement plan or retiree welfare plan, (ii) for participation purposes under any equity-based incentive plan or long-term incentive plan or employee stock purchase plan of Purchaser or its Affiliates, or (iii) for purposes of any plan, program or arrangement or that is a “grandfathered group health plan”, either with respect to level of benefits or participation.

(c) For purposes of each Purchaser Plan providing 401(k) retirement benefits, Transferred Employees will be eligible to enroll in such plan, taking into account service crediting in subsection (b) above, as soon as such relevant eligibility requirements are satisfied. For purposes of each Purchaser Plan providing health or welfare benefits, each Transferred Employee shall be immediately eligible to participate and: (i) Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Seller Plans); and (ii) subject to each Transferred Employee, or Sellers or Non-Debtors on behalf of such Transferred Employee, providing a copy of their explanation of benefits statement or Sellers or Non-Debtors otherwise providing evidence of such amounts, Purchaser shall cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee or his or her covered dependents during the plan year in which the Closing Date occurs to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Purchaser Plan.

(d) Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any compensation or other amounts payable by any Seller or Non-Debtor to any current or former employees of Sellers or Non-Debtors, including the Transferred Employees, including hourly pay, commission, bonus, salary, accrued paid time off (including vacation and sick leave), fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with Sellers or Non-Debtors at any time on or prior to the Closing Date, and Sellers shall pay, or cause the Non-Debtors to pay, as applicable, all such amounts to all entitled Persons within the time required by applicable Law.

(e) The Parties acknowledge and agree that they shall apply the “Standard Procedure” in Rev. Proc. 2004-53 when preparing and filing relevant tax returns for Transferred Employees for the year in which the Closing occurs.

(f) The provisions of this Section 6.3 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any employees of Sellers or Non-Debtors or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.3 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall, subject to compliance with the other provisions of this Section 6.3, alter or limit Purchaser’s, Sellers’ or Non-Debtors’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(g) On or before the Closing Date, Sellers shall provide a list of the names and site of employment of any and all employees of Seller who have experienced “employment losses” as defined by WARN within the 90 days prior to the Closing Date. In the event that, in the 90 days following the Closing Date, Purchaser takes any action that would cause any “employment losses” of any Transferred Employees that, when aggregated with any “employment losses” caused by Sellers in the preceding 90 days of Purchaser’s action, would constitute a “plant closing” or “mass layoff” so as to trigger obligations under WARN, Purchaser shall be solely responsible for, and shall indemnify and hold harmless Sellers and their Affiliates and each of their respective officers, directors, employees, and agents from and against, any and all obligations and Liabilities under WARN with respect to such employees (including, for the avoidance of doubt, such employees of Sellers and Transferred Employees experiencing “employment losses” within such 90 day period).

(h) The Parties shall, and shall cause their Affiliates to, use best efforts to ensure that any Employee who requires a visa, work permit or similar authorization under immigration Laws to work for Sellers and their Affiliates in his or her current position may continue to work in such position as a Transferred Employee for Purchaser and its Affiliates as of the Closing Date. Sellers shall, and shall cause their Affiliates to, cooperate with Purchaser and will provide documentation and information as reasonably requested by Purchaser to enable Purchaser to make filings under immigration Laws to ensure uninterrupted work authorization for Transferred Employees whose current immigration status requires such filings to be made. Notwithstanding best efforts of the Parties, Purchaser does not guarantee that immigration authorities will timely issue requisite approvals to ensure uninterrupted work authorization for each and every Transferred Employee whose current immigration status requires such approval. In the event that the requisite immigration approvals cannot be timely obtained despite the Parties’ best efforts, the Parties shall cooperate in good faith to arrange for the applicable Employee to commence employment with Purchaser and its Affiliates as a Transferred Employee, to the extent commercially feasible and permitted by applicable Law, as soon as reasonably practicable, unless such Employee’s employment otherwise earlier terminates with Sellers and their Affiliates or such approvals cannot be obtained.

(i) Solely to the extent required by applicable Law, Purchaser shall be responsible for obligations and Liabilities arising under Section 4980B of the Tax Code with respect to “M&A qualified beneficiaries” as defined in 26 C.F.R. § 54.4980B-9. Following the Closing, Sellers shall promptly notify Purchaser when they cease to provide any group health plan.

(j) For any Transferred Employees who are principally based outside the United States, the provisions of this Section 6.3 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.

Section 6.4 Regulatory Approvals.

(a) Subject to Section 6.5, Sellers will, and will cause their Affiliates to, (i) cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with any filings, notifications or communications made by the Purchaser Group pursuant to Section 6.4(b), and (ii) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(a) or Section 6.4(b) and (B) use reasonable best efforts to take all actions necessary to obtain all required Governmental Authorizations or clearances in connection with such filings or communications.

(b) Subject to Section 6.5, Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws for the consummation of the Transactions, if any, (ii) cooperate with Sellers in exchanging such information and providing such assistance as Sellers may reasonably request in connection with any filings made by a Seller pursuant to Section 6.4(a), and (iii)(A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(b) or Section 6.4(a) and (B) use reasonable best efforts to take all actions necessary to obtain all required Governmental Authorizations or clearances.

Section 6.5 Antitrust Notification.

(a) Sellers and Purchaser will (and will cause their respective Affiliates, if applicable, to), as promptly as possible and no later than ten Business Days following the date hereof, (i) file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”), the notification form required pursuant to the HSR Act for the Transactions, which form will request early termination of the waiting period prescribed by the HSR Act, and (ii) make all notifications, filings, registrations or other materials required or necessary under the Foreign Competition Laws and state transaction notification Laws set forth on Schedule 7.1; provided that, in the event that the FTC, DOJ, or any other Governmental Body is closed or not otherwise accepting such filings as required under this Section 6.5(a) (a “Government Closure”), then, the periods provided for under this Section 6.5(a) shall be automatically extended day-for-day, for each Business Day the Government Closure is in effect. Each Seller and Purchaser shall (and shall cause their respective Affiliates to) furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, such Foreign Competition Laws, or such state transaction notification Laws, and will use their reasonable best efforts to respond to any requests made for any supplemental information by any Governmental Body as promptly as possible. Sellers and Purchaser shall not extend any waiting period or enter into any agreement or understanding with any Governmental Body without the prior written consent of the other; provided that such consent shall not be unreasonably withheld, conditioned, or delayed; provided further that to the extent determined by Sellers in good faith to be appropriate to obtain the expiration or termination of the waiting period under the HSR Act and to resolve any objections asserted by any Governmental Body with respect to the Transactions as expeditiously as possible and, in any event, prior to the Outside Date, Purchaser will (and will cause its respective Affiliates, if applicable, to) “pull and refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act up to three times. Purchaser will be solely responsible for payment of: (A) the first filing fee payable pursuant to the HSR Act, (B) 50% of any second filing fee required to be paid under the HSR Act in the event that Purchaser (or its respective Affiliate, if applicable) “pulls and refiles” pursuant to 16 C.F.R. 803.12 its filing made under the HSR Act, and (C) all other filing fees payable in connection with any other filings subject to this Section 6.5. For the avoidance of doubt, Sellers shall be responsible for payment of 50% of any second filing fee required to be paid under the HSR Act in the event that Purchaser (or its respective Affiliate, if applicable) “pulls and refiles” pursuant to 16 C.F.R. 803.12 its filing made under the HSR Act.

(b) Subject to the immediately following sentence, Sellers and Purchaser will use their reasonable best efforts to as promptly as possible (and in any event prior to the Outside Date) obtain any clearances, Consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations required under the HSR Act, such Foreign Competition Laws, or such state transaction notification Laws for the consummation of this Agreement and the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. Notwithstanding the foregoing, Purchaser will not be required, and will not be required to cause its Affiliates, to (i) oppose any motion or action for a temporary, preliminary or permanent Order against, or preventing or delaying, the consummation of the Transactions, or exhaust any avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Body, (ii) enter into a consent decree, consent agreement, settlement or other agreement or arrangement (including any customary ancillary agreements) containing an agreement to hold separate, license, sell, transfer, dispose or divest (pursuant to such terms as may be required by any Governmental Body) such assets (whether tangible or intangible), rights, properties, products or businesses of Purchaser and its Affiliates (including, after the Closing, the Acquired Assets), (iii) agree to the termination, modification, or assignment of existing relationships, joint ventures, Contracts or obligations of Purchaser and its Affiliates or (iv) agree to any limitations on conduct or actions of members of Purchaser and its Affiliates after the Closing that may be required in order to obtain satisfaction of the conditions to the Closing set forth in Section 7.1(a) prior to the Outside Date, in each case.

(c) The Parties commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite obtaining any clearances, Consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act, Foreign Competition Laws, or state transaction notification Laws at the earliest practicable dates and, in any event, prior to the Outside Date. Such reasonable best efforts and cooperation shall include each Party and its respective counsel undertaking to (i) promptly notify the other Party or its counsel of, and, if in writing, furnish such other Party or its counsel with copies of (or, in the case of oral communications, advise such other Party or its counsel of the contents of), any communication received by such Person from a

Governmental Body in connection with the filings made pursuant to this Section 6.5, (ii) keep the other Party or its counsel informed with respect to the status of any applicable submissions and filings to any Governmental Body in connection with this Agreement and the Transactions and any developments, meetings or discussions with any Governmental Body in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, Consent, approval, waiver, or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial Action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Body with respect to this Agreement and the Transactions, and (iii) allow the other Party, to the extent practicable, to review and, consult with one another on and consider in good faith the views of the other with respect to any written communication to any Governmental Body relating to any inquiry, investigation, or proceeding involving the Transactions relating to that the other Party that appears in any filing made with or written materials submitted to, any Governmental Body in connection with any inquiry, investigation, or proceeding relating to the Transactions. Neither Sellers nor Purchaser will participate in any material meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry relating to the Transactions without giving the other Party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion, unless prohibited by such Governmental Body. To the extent practicable, each Party will have the right to review the content of any draft notifications, filings, submissions or other written communications to be submitted to any Governmental Body by the other Party in advance of such submissions; provided that, in the event of any conflict or disagreement between Sellers and Purchaser in connection with any state transaction notification Laws, Purchaser shall have the right to direct the matter that is the subject of any such conflict or disagreement after, to the extent reasonably practicable under the circumstances, considering in good faith comments and advice of Sellers (and their counsel) and subject to each Party’s obligation hereunder to use its reasonable best efforts with respect thereto. Each Party acknowledges that, with respect to any non-public information provided by a Party to the other under this Section 6.5, each Party may (1) designate such material as restricted to “outside counsel only” and any such material shall not be shared with employees, officers or directors or their equivalents of the receiving Party without approval of the disclosing Party and (2) make appropriately limited redactions necessary to satisfy contractual confidentiality obligations, preserve attorney-client privilege or protect material relating to the valuation of the Acquired Assets.

Section 6.6 Reasonable Efforts; Cooperation.

(a) Subject to the other terms of this Agreement, each Party shall, and shall (whether directly or through its Advisors) use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to seek the necessary Governmental Authorizations, Consents set forth on Schedule 3.3, and cause the Transactions to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder.

(b) The obligations of Sellers pursuant to this Agreement, including this Section 6.6, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), Sellers’ use of cash collateral, and Sellers’ obligations as debtors in possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order, the Agreement Order, and the Sale Order), and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

Section 6.7 Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

Section 6.8 Insurance Matters. Purchaser acknowledges that, upon Closing, all Excluded Insurance Policies maintained by such Seller or its Affiliates (whether such policies are maintained with third party insurers or with any Seller or its Affiliates) shall cease to provide any coverage to Purchaser and the Acquired Assets and no further coverage shall be available to Purchaser or the Acquired Assets under any such policies. From and after the Closing, Purchaser shall have the right to make claims and any right to any proceeds with respect to any matter solely to the extent related to the Acquired Assets or Assumed Liabilities under the Excluded Insurance Policies inuring to the benefit of Sellers for periods prior to the Closing, and Sellers shall use reasonable best efforts to seek recovery or allow Purchaser to seek recovery under the Excluded Insurance Policies, and Seller shall cooperate with Purchaser’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Purchaser’s request, direct any such insurer to pay directly to Purchaser) any insurance proceeds actually obtained therefrom (net of Sellers’ reasonable and documented out-of-pocket costs and expenses of seeking recovery, to the extent not otherwise paid or reimbursed by Purchaser) to Purchaser or its designee.

Section 6.9 Receipt of Misdirected Assets; Liabilities.

(a) From and after the Closing, if any Seller receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer (or cause to be transferred) such right, property or asset (and shall promptly endorse and deliver (or cause to be endorsed and delivered) any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the applicable Seller, and such asset will be deemed the property of such Seller held in trust by Purchaser for such Seller until so transferred.

(b) From and after the Closing, if any Seller is subject to a Liability that should belong to Purchaser pursuant to the terms of this Agreement, such Seller shall promptly transfer such Liability to Purchaser, and Purchaser shall assume and accept such Liability. From and after the Closing, if Purchaser or any of its Affiliates is subject to a Liability that should belong to a Seller pursuant to the terms of this Agreement, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such Liability to the applicable Seller, and such Seller shall accept such Liability.

Section 6.10 Seller Support Obligations. Purchaser acknowledges Sellers and their Affiliates may have entered into various arrangements (a) in which guarantees, letters of credit, sureties, bonds or similar arrangements were issued by Sellers or their Affiliates and (b) in which Sellers or their Affiliates are the primary obligors on other Contracts, in any such case to support or facilitate Sellers. The arrangements entered into by Sellers or their Affiliates referred to in the foregoing clauses (a) and (b), solely to the extent relating to any Acquired Assets or Assumed Liabilities, which are set forth in Schedule 6.10, are referred to as the (“Seller Support Obligations”). It is understood that the Seller Support Obligations are not intended to continue after the Closing. Purchaser agrees that it shall use its reasonable best efforts to obtain replacements for the Seller Support Obligations (which shall include the full and unconditional release of Sellers and their Affiliates) that will be in effect at the Closing or, in the case of Seller Support Obligations described in the foregoing clause (b), will use its commercially reasonable efforts to arrange for itself or one of its Subsidiaries to be substituted as the primary obligor thereon as of the Closing through an assumption, accession, acknowledgement or similar agreement (which shall include the full and unconditional release of Sellers and their Affiliates) with the beneficiary of the applicable Seller Support Obligation. Whether or not Purchaser is able to satisfy the terms of the immediately preceding sentence, Purchaser shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees, agents and representatives from and against any and all Liabilities incurred by any of them relating to the Seller Support Obligations. Purchaser agrees that, with respect to any Seller Support Obligation, its reasonable best efforts pursuant to this Section 6.10 shall include, if requested, the execution and delivery by Purchaser, or by an Affiliate of Purchaser acceptable to the beneficiary of such Seller Support Obligation, of a replacement guarantee that is substantially in the form of such Seller Support Obligation. All costs and expenses incurred in connection with providing the release or substitution of the Seller Support Obligations shall be borne by Purchaser.

Section 6.11 Acknowledgment by Purchaser.

(a) Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the businesses (including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects) of Sellers, the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the Transactions, Purchaser and the Purchaser Group have relied, are relying, and will rely, solely, on the Express Representations and the results of the Purchaser Group’s own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, the Information Presentation, or the Projections or any other information, statements, disclosures or materials, in each case, whether written or oral, made or provided by or on behalf of any Seller or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the Purchaser Group may rely only on the Express Representations). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any member of the Purchaser Group and on which Purchaser or any member of the Purchaser Group has relied in connection with the Transactions and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations) including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of any Seller, any of the Seller Parties or any other Person on behalf of any Seller or any of the Seller Parties or any of their respective Affiliates or Advisors and (B) any other statement relating to the historical, current or future businesses, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects of Sellers and their Affiliates, or the quality, quantity or condition of any Seller’s assets, are, in each case, specifically disclaimed by each Seller, on its behalf and on behalf of the Seller Parties. Purchaser, on its own behalf and on behalf of the Purchaser Group: (1) disclaims reliance on the items in clause (ii) in the immediately preceding sentence; and (2) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither Sellers, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and Purchaser, on its own behalf and on behalf of the Purchaser Group, hereby waives, all rights and claims it or they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (x) any potentially material information regarding any Seller or any of their respective assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations and (y) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of any Seller’s or any of its Affiliate’s businesses, operations, assets, Liabilities, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser Group of Sellers, the Acquired Assets, and the Assumed Liabilities, Purchaser and the members of the Purchaser Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of any Seller or other Seller Party, certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of Sellers, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it will not assert, institute, or maintain, and will cause each member of the Purchaser Group not to assert, institute or maintain, any Action that makes any claim contrary to the agreements and covenants set forth in this Section 6.11, including any such Action with respect to the distribution to Purchaser or any member of the Purchaser Group, or Purchaser’s or any member of the Purchaser Group’s use, of the information, statements, disclosures or materials in the Information Presentation, the Dataroom or Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information.

(d) Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the covenants and agreements contained in this Section 6.11 (i) require performance after the Closing to the maximum extent permitted by applicable Law and (ii) are an integral part of the Transactions and that, without these agreements set forth in this Section 6.11, Sellers would not enter into this Agreement.

Section 6.12 Guaranty.

(a) Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Sellers (i) the due and punctual performance, when and as due, of all obligations, covenants and agreements of Purchaser arising under or pursuant to this Agreement; (ii) the accuracy of Purchaser’s representations and warranties set forth herein; and (iii) the punctual payment of all sums, if any, now or hereafter owed by Purchaser under and in accordance with the terms of this Agreement, including the payment obligations of Purchaser pursuant to Section 2.1 (the matters set forth in clauses (i), (ii), and (iii), collectively, “Guaranteed Obligations”).

(b) If Purchaser fails to perform any of the Guaranteed Obligations, then Guarantor shall itself be jointly and severally liable for the Guaranteed Obligations and shall perform or take whatever steps as may be necessary to procure performance of the same.

(c) Notwithstanding any other provision of this Agreement other than Section 6.12(f) and Section 6.12(h), nothing herein shall be construed as imposing greater obligations or Liabilities on Guarantor than those for which Purchaser itself would be liable under this Agreement or obliging Guarantor to indemnify and hold harmless Sellers against any losses, costs, or expenses for which Purchaser itself would not be liable under this Agreement.

(d) The obligations of Sellers under this Agreement shall conclusively be deemed to have been created, contracted, or incurred in reliance upon this Section 6.12 and all dealings between Sellers and Purchaser shall likewise be conclusively presumed to have been consummated in reliance upon this Section 6.12.

(e) Guarantor’s obligations hereunder shall not be affected by any facts or circumstances that might constitute a legal or equitable bar, discharge or defense to any Guaranteed Obligations available to Guarantor but not available to Purchaser, and Guarantor hereby expressly waives and renounces any and all such bars, discharges and defenses.

(f) The guarantee by Guarantor contained herein shall be a continuing guarantee, shall remain in full force and effect, and shall continue to be enforceable by Sellers until the performance by Purchaser of all of the Guaranteed Obligations (notwithstanding any change, restructuring, bankruptcy, insolvency or termination of the corporate structure or existence of any Seller or any of its Subsidiaries) and that upon completion of all of the Guaranteed Obligations, this guarantee shall terminate automatically and Guarantor shall stand discharged of all of its obligations under this guarantee. Guarantor shall indemnify Sellers for any costs and expenses incurred by Sellers in enforcing this Section 6.12, including the fees and expenses of counsel and other Advisors of Sellers in the investigation and prosecution of any Action with respect hereto. Guarantor’s obligations under this Section 6.12 shall not be terminated, modified, affected or impaired by reason of any relief or discharge of Purchaser from any of Purchaser’s respective obligations in bankruptcy or similar proceedings, or by liquidation or dissolution.

(g) The liability of Guarantor under this Section 6.12 shall be unlimited and unconditional, and this Section 6.12 shall be a continuing guaranty.

(h) Guarantor hereby makes the representations and warranties set forth in Article IV as to itself, and such representations and warranties shall apply mutatis mutandis as if Guarantor were substituted for Purchaser therein.

Section 6.13 Confidentiality.

(a) Purchaser and Invitae hereby agree that the Confidentiality Agreement and shall terminate in full and be of no further force and effect, contingent on and effective as of the Closing.

(b) From and after the Closing the confidential information and trade secrets included in the Acquired Assets (“Business Confidential Information”) will be the confidential information of Purchaser; provided that Business Confidential Information shall not include any information that is or, after the Closing, becomes generally available to the public other than as a result of disclosure, directly or indirectly, by Sellers in violation of this Section 6.13. Sellers will not, and will cause the Non-Debtors not to, use the Business Confidential Information except to (i) comply with applicable Law or a Contract that is an Excluded Asset and solely for the purpose of complying with such Contract, (ii) enforce Sellers’ rights hereunder, (iii) participate in commercial arrangements between Sellers and their Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, and (iv) wind up and dissolve Sellers, complete the Bankruptcy Cases, and take actions in connection therewith (including, e.g., reconciling claims and completing Tax Returns) ((i) through (iii), the “Permitted Purposes”).

(c) Following Sellers’ delivery of the Acquired Assets to Purchaser and Purchaser’s confirmation of receipt of the Acquired Assets, Sellers will, and will cause the Non-Debtors to, use commercially reasonable efforts to permanently delete and erase from Sellers’ and the Non-Debtors’ systems and storage locations all software and other technology, except Sellers and Non-Debtors may retain such documents, records, and copies as may be required in order to satisfy any retention policies, internal compliance procedures or regulations or Law to which Sellers or Non-Debtors are subject, or where it is not reasonably possible to destroy copies that have been created by ordinary course electronic backup procedures; provided that (i) Sellers shall, and shall cause the Non-Debtors to, continue to comply with the obligations in this Section 6.13 with respect to such documents, records and copies until Sellers have dissolved and such documents, records and copies are deleted or destroyed and (ii) in each case, such documents, records and copies are only available and accessible to employees of Sellers or Non-Debtors with a need for such availability and accessibility, solely for the foregoing purposes.

(d) From and after the Closing, except with the prior written consent of Purchaser, Sellers agree to, and shall cause the Non-Debtors to, keep confidential and not disclose the Business Confidential Information, except to the extent that (i) such information has otherwise been made public other than as a result of disclosure, directly or indirectly, by Sellers or Non-Debtors in violation of this Section 6.13, (ii) any such information is reasonably necessary for enforcing Sellers’ rights hereunder and is disclosed to any Governmental Body in connection with any Actions involving a dispute between any Seller and any Purchaser Group member, (iii) any Seller or Non-Debtor is required by applicable Law (including, in connection with the Bankruptcy Cases) to divulge or disclose any such information (in which case Sellers shall promptly notify Purchaser in advance of disclosing such information and use commercially reasonable efforts to cooperate with Purchaser to limit such disclosure, to the extent permitted under applicable Law), (iv) use of such information is necessary to wind up and dissolve Sellers, complete the Bankruptcy Cases, and take actions in connection therewith (including, e.g., reconciling claims and completing Tax Returns); provided, that, prior to the public disclosure of any such information in connection with the use permitted by this clause (iv), the Sellers shall promptly notify Purchaser in advance of disclosing such information and use commercially reasonable efforts to cooperate with Purchaser to limit such disclosure, to the extent permitted under applicable Law, and (v) to its Advisors solely on a need to know basis in connection with the Permitted Purposes and solely for the Permitted Purposes.

Section 6.14 Retained Privileged Materials. Following the Closing (a) in the event of a dispute between Purchaser and its Affiliates, on the one hand, and a third party (other than Sellers), on the other hand, Purchaser shall have the right to, or to require Sellers to, and to cause the Non-Debtors to, subject to any written advice from Seller’s counsel to the contrary, assert the attorney-client privilege to prevent disclosure of any Retained Privileged Materials to a third party, and (b) without Purchaser’s prior written consent, Sellers shall not, and shall cause the Non-Debtors not to, unless required by applicable Law, disclose, transfer or otherwise make available any Retained Privileged Materials to any third-party, in any manner that would reasonably be expected to result in the waiver of the attorney-client privilege with respect to such materials.

Section 6.15 Notification of Certain Matters. Sellers will promptly (and, in any event, within ten days) notify Purchaser in writing of: (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Body, or any Action by any Governmental Body, related to or in connection with the Transactions (including that may restrain, enjoin or otherwise prohibit the consummation of the Transactions); (c) the Sellers’ Knowledge of the occurrence of any Security Incident and (d) the discovery by Sellers or any Non-Debtor of any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause any of the representations and warranties contained in Article III to be untrue or inaccurate such that the condition set forth in Section 7.2(a) will not be satisfied.

Section 6.16 Change of Name. Promptly (and, in any event, within 30 days) following the Closing, each Seller shall, and shall cause the Non-Debtors to, discontinue the use of its current legal entity name and shall not subsequently change any of their names to or otherwise use or employ any name which includes the words “Invitae,” and the other names listed on Schedule 6.16 without the prior written consent of Purchaser, and each Seller shall cause the name of Sellers in the caption of the Bankruptcy Cases to be changed to the new names of each Seller.

Section 6.17 [Reserved].

Section 6.18 Additional Covenant. Sellers and Purchaser agree to the covenant set forth on Schedule 6.18, pursuant to which the Purchaser shall reimburse the Sellers up to $4,000,000 (the “Reimbursement Amount”) as further set forth on Schedule 6.18.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a) the expiration or termination of any waiting period under the HSR Act, under the Foreign Competition Laws and other Laws set forth in Schedule 7.1 related to the Transactions, and receipt of any necessary Consent, clearance, or approval related to the Transactions under the Foreign Competition Laws or other Laws set forth in Schedule 7.1;

(b) no court of competent jurisdiction or other Governmental Body shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the Closing that is still in effect; and

(c) the Bankruptcy Court shall have entered the Sale Order and the Sale Order must be a Final Order.

Section 7.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) (i) the representations and warranties made by Sellers in Article III (in each case, other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) that representations and warranties that are made as of a specified date need be true and correct only as of such date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties set forth in Section 3.1, Section 3.2, and Section 3.19 (collectively, the “Fundamental Representations”) shall be true and correct in all respects (except for any de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except that such Fundamental Representations that are made as of a specified date need be true and correct in all respects (except for any de minimis inaccuracies) only as of such date;

(b) Sellers shall have complied in all material respects with the covenants required to be performed or complied with by Sellers under this Agreement on or prior to Closing;

(c) from and after the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d) the condition set forth on Schedule 7.2(d) shall have been satisfied in accordance with its terms; and

(e) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.4.

Section 7.3 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates has not had and would not reasonably be expected to have a material adverse effect on Purchaser’s performance of its obligations under the Transaction Agreement and the consummation of (or Purchaser’s ability to consummate) the Transactions;

(b) Purchaser shall have complied in all material respects with the covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.5.

Section 7.4 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the Transactions as required under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing only in accordance with this Section 8.1 and in no other manner:

(a) by the mutual written consent of Sellers and Purchaser;

(b) by written notice of either Purchaser or Sellers, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Closing or declaring unlawful the Transactions, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 8.1(b) if the issuance of such Order was caused by such Party’s failure to perform any of its obligations under this Agreement;

(c) by written notice of either Purchaser or Sellers, if the Closing shall not have occurred on or before September 3, 2024 (the “Outside Date”) (or such later date as provided in Section 5.1(f)); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s failure to perform any of its obligations under this Agreement; provided further that the Outside Date may be extended by (i) Sellers for a period of 90 days and (ii) mutual agreement between Purchaser and Sellers for an additional 90-day-period, in each case if the conditions set forth in Section 7.1(a) shall not have been satisfied prior to the Outside Date, so long as the other conditions in Article VII (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived; provided further that if the condition set forth in Section 7.1(a) shall not have been satisfied by the initial Outside Date as a result of a Government Closure, then the Outside Date shall automatically be extended day-for-day for each Business Day such Government Closure is in effect;

(d) by written notice from Sellers to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser then Sellers may not terminate this Agreement under this Section 8.1(d) unless such breach has not been cured by the date which is the earlier of (A) two Business Days prior to the Outside Date and (B) 30 days after Sellers notify Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to Sellers at any time that Sellers are in material breach of, any covenant, representation or warranty hereunder;

(e) by written notice from Purchaser to Sellers, upon a breach of any covenant or agreement on the part of Sellers, or if any representation or warranty of Sellers will have become untrue, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided that (i) if such breach is curable by Sellers then Purchaser may not terminate this Agreement under this Section 8.1(e) unless such breach has not been cured by the date which is the earlier of (A) two Business Days prior to the Outside Date and (B) 30 days after Purchaser notifies Sellers of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder;

(f) by written notice from Sellers to Purchaser, if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section 2.3;

(g) by written notice from Purchaser to Sellers, if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Sellers fail to complete the Closing at the time required by Section 2.3;

(h) by written notice from Sellers to Purchaser, if any Seller or the board of directors (or similar governing body) of any Seller determines that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties;

(i) by written notice of either Purchaser or Sellers, if (i) any Seller enters into one or more Alternative Transactions with one or more Persons other than Purchaser or the Successful Bidder or the Backup Bidder at the Auction, (ii) the Bankruptcy Court approves an Alternative Transaction other than with the Successful Bidder or the Backup Bidder, or (iii) Sellers consummate an Alternative Transaction with the Successful Bidder; or

(j) by written notice from Purchaser to Sellers, on or after the Backup Bid Termination Date.

Section 8.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and no Party or any of its partners, officers, directors, managers or equityholders will have any Liability under this Agreement; provided that Section 2.2, Section 6.2(b), Section 6.13(a), this Section 8.2 and Article X shall survive any such termination; provided further that no termination will relieve Purchaser from any Liability for damages, losses, costs or expenses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and would include the benefits of the Transactions lost by Sellers (taking into consideration all relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of Sellers) resulting from any Willful Breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by Purchaser to consummate the Closing if and when it is obligated to do so hereunder); provided further that Purchaser’s Liability pursuant to this sentence shall in no circumstances exceed $50,000,000. Subject to Section 10.12, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement.

(b) Subject in all cases to Section 10.12, prior to the applicable Closing, in the event of any breach by any Seller of this Agreement, the sole and exclusive remedy of Purchaser shall be to terminate this Agreement in accordance with Section 8.1. Pursuant to the Bidding Procedures Order and subject to approval by the Bankruptcy Court and entry of the Agreement Order, Purchaser waives any break-up fee, termination fee, expense reimbursement, or similar type of payment or reimbursement and a waiver of any substantial contribution administrative expense claim under section 503(b) of the Bankruptcy Code related to bidding for the Acquired Assets.

ARTICLE IX

TAXES

Section 9.1 Transfer Taxes. Any sales, use, transfer, deed, fixed asset, stamp, documentary stamp, use or other similar Taxes and recording charges payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement (the “Transfer Taxes”) shall be borne and timely paid by Purchaser, and Purchaser shall timely file all Tax Returns related to any Transfer Taxes.

Section 9.2 Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, Purchaser, Sellers, and their respective Affiliates shall allocate the Purchase Price (and any Assumed Liabilities or other amounts treated as part of the purchase price for U.S. federal income Tax purposes) among the Acquired Assets in accordance with the methodology and form set forth in Schedule 9.2 (the “Allocation Methodology”). As soon as commercially practicable, but no later than 45 days following the Closing, Purchaser shall provide a proposed allocation to Sellers setting forth the allocation of the Purchase Price (and other amounts treated as part of the purchase price for U.S. federal income Tax purposes) among the Acquired Assets in accordance with the Allocation Methodology (the “Allocation”) for Sellers’s review, comment and consent (such consent not to be unreasonably withheld, conditioned or delayed). If Sellers deliver a written objection within 20 days after receipt of the draft Allocation proposed by Purchaser, then Purchaser and Sellers shall negotiate in good faith to resolve any such objection, and, if Sellers and Purchaser cannot resolve such dispute within 20 days of Purchaser’s receipt of Seller’s objection, then the Parties shall be entitled to allocate the Purchase Price (and any Assumed Liabilities or other amounts treated as part of the purchase price for U.S. federal income Tax purposes) to the Acquired Assets in such manner as each independently determines is reasonable, and there shall be no agreed Allocation. If the Parties agree on an Allocation, the Parties and their respective Affiliates shall file all Tax Returns in accordance with such Allocation (as finally determined under this Section 9.2) and not take any Tax-related action inconsistent with the Allocation, in each case, unless otherwise required by a “determination” within the meaning of section 1313(a) of the Tax Code.

Section 9.3 Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes.

Section 9.4 Preparation of Tax Returns and Payment of Taxes.

(a) Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file (i) all Tax Returns with respect to the Acquired Assets for any Tax period ending on or before the Closing Date (and Purchaser shall cooperate with Sellers in causing such Tax Returns to be filed) and (ii) all other Tax Returns of Sellers, and, subject to Section 9.4(c), Sellers shall be responsible for paying any Taxes reflected on any Tax Return that Sellers are obligated to prepare and file under this Section 9.4(a).

(b) Purchaser shall prepare and timely file all Tax Returns with respect to the Acquired Assets for any Straddle Period. With respect to any Straddle Period, Purchaser shall prepare such Tax Returns consistent with past practices, jurisdictions and methodologies, and shall provide Sellers or their successors in rights, as applicable, with a draft of such material Tax Returns as soon as practicably possible prior to the filing of any such Tax Return. Purchaser shall consider in good faith any reasonable changes timely requested by Sellers with respect to such Tax Returns. Subject to Section 9.4(c), Purchaser shall be responsible for paying any Taxes reflected on any Tax Return that Purchaser is obligated to prepare and file under this Section 9.4(b).

(c) Liability for all real property taxes, personal property taxes and similar ad valorem obligations (the “Apportioned Obligations”) levied with respect to the Acquired Assets and the Assumed Liabilities (individually or in the aggregate) for any Straddle Period shall be apportioned between Sellers and Purchaser based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period. Purchaser shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period. The Party responsible for paying any Apportioned Obligation under applicable Law shall make such payment in accordance with applicable Law; provided that the other Party shall pay to the paying Party such other Party’s portion of such Apportioned Obligation.

ARTICLE X

MISCELLANEOUS

Section 10.1 Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other Transaction Agreement will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for five years following the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Sellers acknowledge and agree, on their own behalf and on behalf of the Purchaser Group or the Seller Parties, respectively, that the agreements contained in this Section 10.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five years and (b) are an integral part of the Transactions and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement. Purchaser on behalf of itself and the Purchaser Group hereby waives all rights and remedies with respect to any environmental, health or safety matters, including those arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or any other Environmental Laws, relating to this Agreement or the Transactions.

Section 10.2 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other Transaction Agreements, the performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, the bankruptcy proceedings and the wind up and dissolution of Sellers will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (a) all fees and expenses in connection with any filing or submission that is necessary under the HSR Act, any Foreign Competition Laws and any state notification Laws will be allocated pursuant to Section 6.5, (b) all Transfer Taxes will be allocated pursuant to Section 9.1 and (c) all Cure Costs will be allocated pursuant to Section 5.2.

Section 10.3 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (having obtained electronic delivery confirmation thereof), if delivered by 5:00 P.M. local time of the recipient on a Business Day and otherwise on the following Business Day, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser or Guarantor:

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, NC 27215

Attention:   Chief Legal Officer

Email:    [ *** ]

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

100 International Drive

Suite 2000

Baltimore, MD 21202

Attention:   William Intner

Jessica A. Bisignano

Email:   [ *** ]

[ *** ]

and

Hogan Lovells US LLP

1999 Avenue of the Stars

Suite 1400

Los Angeles, CA 90067

Attention:   Erin N. Brady

Email:    [ *** ]

Notices to Sellers:

Invitae Corporation

1400 16th Street

San Francisco, California 94103

Attention:   General Counsel

E-mail:    [ *** ]

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:   Nicole L. Greenblatt, P.C.

Steve Toth

Francis Petrie

Email:    [ *** ]

[ *** ]

[ *** ]

Section 10.4 Binding Effect; Assignment.

(a) This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Agreement Order and the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 7 cases; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or, except as set forth in Section 10.4(b), delegated without the prior written consent of Purchaser and Sellers, and any attempted assignment or delegation without such prior written consent shall be null and void.

(b) At any time prior to the Closing, Purchaser shall be entitled to designate, by written notice to Sellers no later than five Business Days prior to the Closing Date, one or more Affiliates to (i) purchase any of the Acquired Assets and pay the corresponding Purchase Price amount, (ii) assume Assumed Liabilities, (iii) take title directly to any Acquired Asset, (iv) extend Transfer Offers and otherwise perform Purchaser’s obligations set forth in Section 6.3 with respect to any Transferred Employees that accept such Transfer Offers, or (v) perform any other covenants or agreements of Purchaser under this Agreement (any such Affiliate that shall be designated in accordance with this clause, a “Designated Purchaser”), and, to the extent of any such designation, this Agreement shall be binding upon such Designated Purchaser(s), their successors and permitted assigns, which shall be treated as Purchaser to such extent hereunder; provided that Purchaser shall remain primarily liable until the transfer to any such Designated Purchaser and the satisfaction by such Designated Purchaser of any related obligations hereunder.

Section 10.5 Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Sellers or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.6 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than (a) for purposes of Section 10.7, the Non-Recourse Persons, and (b) the Parties hereto and such permitted assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.7 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party (each, a “Non-Recourse Person”) will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Agreement Dispute and in no event shall any Party have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or fraud (including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims) of any other Person, and each of such Persons are intended third party beneficiaries of this Section 10.7 and shall be entitled to enforce this Section 10.7 as if a party directly hereto.

Section 10.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

Section 10.9 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 10.10 Schedules. The Schedules to Article III and Article IV (the “Disclosure Schedules”) have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules, and any disclosure in the Disclosure Schedules will be deemed a disclosure against any representation or warranty set forth in Article III or Article IV of this Agreement in each case, to the extent the relevance of such disclosure to such other representation or warranty set forth in this Agreement is readily apparent on the face of such disclosure (without review or other examinations of the underlying documents listed therein). Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits (including items relating to representations that are qualified by materiality or which are limited to matters being threatened) is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed, or are not material, or are within or outside of the Ordinary Course, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item (including items relating to representations that are qualified by materiality or which are limited to matters being threatened) in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not material or are within or outside of the Ordinary Course. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the Parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement. The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

Section 10.11 Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other Transaction Agreements, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the Transactions and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the Transactions. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

Section 10.12 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Seller from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (i) for the period during which such action is pending, plus ten Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.12 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty made by any Seller herein.

Section 10.13 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the Transactions and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal courts sitting in the state of Delaware) (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.14 Governing Law; Waiver of Jury Trial.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15 No Right of Set-Off. Purchaser, on its own behalf and on behalf the Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Purchaser, any member of the Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

Section 10.16 Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any other Transaction Agreement, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 10.17 Publicity. Neither Sellers nor Purchaser shall, and Sellers shall cause the Non-Debtors not to, issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers (or their respective Affiliates) lists securities; provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof.

Section 10.18 Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions.

Section 10.19 Sellers’ Representative. Each Party agrees that Invitae has the power and authority to unilaterally act on behalf of all or any of the Sellers for the purposes specified under this Agreement. Such power will include the power to make all decisions, actions, Consents and determinations on behalf of Sellers, including to make any waiver of any Closing condition or agree to any amendment to this Agreement. No Seller shall have any right to object, dissent, protest or otherwise contest the same. Purchaser shall be entitled to rely on any action or omission taken by Invitae on behalf of Sellers.

ARTICLE XI

ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

Section 11.1 Certain Definitions.

(a) “Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, summons, suit, litigation, arbitration, third-party mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, dispute, hearing, inquiry, inquest, audit, examination or investigation of any kind whatsoever, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, tribunal or arbitrator.

(b) “Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d) “Alternative Transaction” means any transaction (or series of transactions), whether direct or indirect, whereby any Person or group of Persons (other than Sellers and their Affiliates or Purchaser and its Affiliates) acquires (i) beneficial ownership of a majority of the Equity Interests of Sellers or Non-Debtors or (ii) a material portion of the Acquired Assets, in each case whether by merger, sale of assets or equity, recapitalization, plan of reorganization or otherwise. Notwithstanding the foregoing, a liquidation or wind-up of Sellers’ or the Non-Debtors’ estates shall not be an Alternative Transaction.

(e) “Assigned Debtor Contract” means an Assigned Contract of a Seller.

(f) “Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.

(g) “Bidding Procedures Order” means the Order (i) Approving the Bidding Procedures and Bid Protections, (ii) Scheduling Certain Dates and Deadlines with Respect Thereto, (iii) Approving the Form and Manner of Notice Thereof, (iv) Establishing Notice and Procedures for the Assumption and Assignment of Contracts and Leases, (v) Authorizing the Assumption and Assignment of Assumed Contracts, And (vi) Authorizing the Sale of Assets [Docket No. 57].

(h) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(i) “Cash and Cash Equivalents” means all of Sellers cash (including checks and deposits in transit, demand deposits, money markets or similar accounts), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities, and any other cash equivalents whether on hand, in transit, in banks or other financial institutions, or otherwise held.

(j) “Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated as of January 25, 2024, by and between Purchaser and Invitae.

(k) “Confidentiality Agreement” means that certain letter agreement, dated as of January 5, 2023, by and between Purchaser and Invitae.

(l) “Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(m) “Contract” means any written contract, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, or other agreement or instrument, whether written or oral and whether executory or non-executory that is binding upon a Person or its property.

(n) “Cure Costs” means, for any Assigned Debtor Contract, the amount required to be paid by Sellers to effectuate the assumption and assignment of such Assigned Debtor Contract by Sellers to Purchaser under section 365 of the Bankruptcy Code, or as otherwise determined (i) between Sellers, Purchaser and the counterparty to such Assigned Debtor Contract or (ii) by Order of the Bankruptcy Court.

(o) “Debtors” means, collectively, the debtors-in-possession under the Bankruptcy Cases.

(p) “Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, customer records (including correspondence), customer requirements, sales data, ordering patterns, billing records, payor lists, inventory cost records, quality control records and procedures, sample materials, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form (excluding, in each case, any Tax Return of Sellers and their Affiliates other than any Tax Returns related solely to the Acquired Assets).

(q) “Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.

(r) “Environmental Laws” means all applicable Laws concerning protection of human health or safety (with respect to exposure to Hazardous Substances), pollution or protection of the environment or natural resources, or the generation, production, use, handling, labeling, reporting, managing, disposal, recycling, removal, recovery, remediation, storage, treatment, transportation, or Release of Hazardous Substances.

(s) “Equipment” means any and all equipment, computers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets.

(t) “Equity Interests” means, with respect to a Person, any membership interests, partnership interests, profits interests, capital stock or other equity securities (including profit participation features or equity appreciation rights, phantom stock rights or other similar rights) or ownership interests of such Person, or any securities (including debt securities or other indebtedness) exercisable or exchangeable for or convertible into, or other rights to acquire, membership interests, partnership interests, capital stock or other equity securities or ownership interests of such Person (or otherwise constituting an investment in such Person).

(u) “ERISA” means the Employee Retirement Income Security Act of 1974.

(v) “Export and Import Law” means (i)(A) any applicable U.S. Laws regulating exports, re-exports, deemed (re-)exports, transfers or imports to or from the United States of goods, services, software or technical data, including the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 CFR Parts 120-130), the Export Control Reform Act of 2018, as amended (50 U.S.C. 4801-4852), and the Export Administration Regulations (15 CFR Parts 730-774); (B) any Laws governing the import of merchandise, including the Tariff Act of 1930, the Trade Act of 1974 and the regulations (19 C.F.R Part 1 et. seq.) administered and enforced by Customs and Border Protection; and (C) any other United States Laws regulating exports, imports, re-exports, deemed (re-)exports or transfers to or from the United States of goods, services or technical data; and (ii) any applicable Laws of any foreign Governmental Body regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any good, service or technical data.

(w) “Final Order” means an Order of the Bankruptcy Court or other court of competent jurisdiction: (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject Order in all respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Bankruptcy Rule 9024(b) shall not cause an Order not to be deemed a “Final Order” unless such motion shall be filed within 14 calendar days of the entry of the Order at issue.

(x) “Foreign Official” means: (a) any officer or employee of a Governmental Body or any department, agency or instrumentality thereof (including a state-owned or state-controlled entity); (b) any officer or employee of a public international organization; (c) any Person acting in an official capacity for or on behalf of any such Governmental Body or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (d) any party official or candidate of any party.

(y) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(z) “Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(aa) “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(bb) “Hazardous Substance” means (i) any substance, material or waste (regardless of physical form) listed, defined or regulated, or that forms the basis of liability, under any Environmental Law due to its hazardous, toxic, dangerous or otherwise deleterious properties or characteristics, and (ii) petroleum or any fraction thereof, asbestos or asbestos-containing materials, toxic mold, radioactive materials, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, and 1,4-dioxane.

(cc) “Healthcare Laws” means all Laws governing, relating or applicable to the provision of clinical laboratory, anatomic pathology or other medical or health care goods, services or treatment, the billing and reimbursement therefor, and the administration thereof, including all: (i) Laws governing Health Care Programs; (ii) Laws governing billing and submission of a claim to a Health Care Program or other Third-Party Payor, including the Federal Anti-Markup Rule (42 U.S.C. § 1395u), reimbursement, conditions of participation, credentialing, payments and cost reporting and other Third-Party Payor payment requirements; (iii) the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); (iv) the federal civil False Claims Act, 31 U.S.C. § 3729; (v) the Federal Civil Money Penalty Provisions (collectively, 42 U.S.C. § 1320a-7a and 31 U.S.C. § 3801 et seq.); (vi) the federal health care program Exclusion Law 42 U.S.C. § 1320a-7; (vii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); (viii) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the Stark Law); (ix) the federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (x) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a); (xi) the Occupational Safety and Health Act as it applies to any Seller or its respective business; (xii) the Public Health Service Act, 42 U.S.C. § 201 et seq.; (xiii) any federal or state Law prohibiting fraud of a Health Care Program, including but not limited to 18 U.S.C. § 1347 and similar Laws; (xiv) Eliminating Kickbacks in Recovery Act of 2018, 18 U.S.C. § 220; (xv) The Travel Act, 18 U.S.C. § 1952; (xvi) any applicable state and federal controlled substance and drug diversion Laws, as applicable; (xvii) survey, certification and standards as each relates to the eligibility of any Seller for obtaining Permits required in any jurisdiction where it conducts business or required for any Seller to participate in any Health Care Program; (xviii) all Laws, including implementing regulations, governing the privacy, security, integrity, accuracy, collection, use, transmission, storage or other protection of information about or belonging to individuals, including the Health Insurance Portability and Accountability Act of 1996, as amended (including amendments by the Health Information Technology for Economic and Clinical Health Act), and any comparable state Laws (collectively, “HIPAA”); (xix) Laws governing treatment and reporting by any Seller relating to infectious diseases; (xx) corporate practice of medicine and licensed professionals doctrines and similar restrictions on ownership of any Person and the performance of professional services by any Person, including fee-splitting Laws; (xxi) Laws relating to all Permits; (xxii) to the extent applicable, Laws governing disclosure to patients of ownership and related organization or related party requirements; (xxiii) to the extent applicable, accreditation standards of the College of American Pathologists or other accreditation bodies for clinical and anatomic laboratories; and (xxiv) the regulations promulgated pursuant to any of the foregoing statutes, and all applicable counterpart state Laws to any of the foregoing, including but not limited to state self-referral, anti-kickback, billing, fee-splitting, patient brokering and similar Laws and state Laws governing the licensure and operation of clinical laboratories, the provision of pathology services, and billing for clinical laboratory and pathology services.

(dd) “Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare, TRICARE and Medicaid) and any worker’s compensation and all other government contracting agencies.

(ee) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(ff) “Information Privacy and Security Laws” means all applicable Laws concerning the privacy, protection, processing, transfer or security of Personal Information, including, if and where applicable, HIPAA, state health privacy Laws, breach notification Laws, state social security number protection Laws, the EU General Data Protection Regulation (“GDPR”), the UK Data Protection Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state consumer protection Laws, and Laws governing email and telephonic marketing.

(gg) “Intellectual Property” means all of the following, whether registered or unregistered: (i) patents, patent applications, patent disclosures and patentable inventions, together with all divisions, continuations, renewals, reissuances and extensions thereof (as applicable); (ii) trademarks, service marks, trade dress, corporate names, trade names, logos and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights, including “moral” rights and mask work rights; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential or proprietary business or technical information; (vi) computer software; (vii) drawings, schematics and other technical plans; and (viii) all other intellectual property.

(hh) “Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) maintained or held by, stored by or on behalf of, or in transit to, any of Sellers.

(ii) “IT Assets” means computers, storage media, databases, applications, websites, software, servers, workstations, routers, hubs, switches, circuits, networks, computer network equipment or systems, data communications lines, and all other information technology equipment including parts of any of the foregoing such as firmware, screens, terminals, disks, cabling, related infrastructure, and other peripheral and associated electronic equipment and services that are owned or controlled by, and are used or held for use by, Sellers.

(jj) “Knowledge of Seller”, “Knowledge of Sellers”, or words of like import means the actual knowledge of those individuals listed on Schedule 11.1(jj), after reasonable inquiry of their direct reports with respect to the applicable subject matter, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal Liability or obligations regarding such knowledge.

(kk) “Law” means any federal, state, provincial, local, municipal, non-U.S. or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, Order, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and the applicable rules of any stock exchange.

(ll) “Leasehold Improvements” means all buildings, structures, improvements and fixtures which are owned by a Seller and located on any Acquired Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Acquired Leased Real Property.

(mm) “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(nn) “Material Adverse Effect” means a material adverse effect on the Acquired Assets, Assumed Liabilities, and the results of operations and condition (financial or otherwise) of the Business, all taken as a whole; provided that none of the following, either alone or in combination, shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (i) any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) in, arising from or relating to general business or economic conditions affecting the industry in which Sellers and their Affiliates operate; (ii) Effects in, arising from or relating to national or international political or social conditions, including tariffs, riots, protests, the engagement by the United States or other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist (whether or not state-sponsored) attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, Equipment or personnel of the United States or of any other country; (iii) Effects in, arising from or relating to any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including “Coronavirus” or “COVID-19” or the worsening thereof) or any quarantine or trade restrictions related thereto or any other force majeure; (iv) Effects in, arising from, or relating to financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, Contract, or index, and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (v) Effects in, arising from or relating to changes in, GAAP or the interpretation thereof; (vi) Effects in, arising from or relating to changes in, Laws or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body (including, for the avoidance of doubt, any such items related to Section 6.5) and any increase (or decrease) in the terms or enforcement of (or negotiations or disputes with respect to) any of the foregoing; (vii) Effects in, arising from or relating to (A) the taking of any action required by this Agreement, (B) the failure to take any action if such action is prohibited by this Agreement, (C) the negotiation, announcement, or pendency of this Agreement or the Transactions, (D) the identity, nature, or ownership of

Purchaser or Purchaser’s plans with respect to the Acquired Assets and Assumed Liabilities, including the impact thereof on the relationships of the Businesses with employees, customers, lessors, suppliers, vendors, or other commercial partners or (E) litigation arising from or relating to this Agreement or the Transactions; (viii) Effects in, arising from, or relating to any existing event, occurrence or circumstance that is publicly known or disclosed or with respect to which Purchaser has knowledge as of the date hereof, including any matter set forth in the Schedules or in the Filed SEC Documents; (ix) Effects that arise from any seasonal fluctuations in the businesses; (x) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or Advisors) and any other failure to win customers or business; provided that the Effects giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect; (xi) the Effect of any action taken by Purchaser or its Affiliates with respect to the Transactions or the financing thereof or any breach by Purchaser of this Agreement; or (xii) Effects in, arising from, or relating to (A) the commencement or pendency of the Bankruptcy Cases, including the events or developments resulting in the need for the Bankruptcy Cases; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the Transactions, (2) the Sale Order, or the reorganization or liquidation of Sellers, (3) the Agreement Order, or (4) the assumption or rejection of any Assigned Contract; or (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers take at the direction thereof; provided that any adverse Effect resulting or arising from any matter described in clauses (i) through (iv) may be taken into account in determining whether there has been a Material Adverse Effect to the extent, and only to the extent, that such Effect has had a materially disproportionate adverse effect on Sellers relative to similarly situated participants in the industries and geographic areas in which Sellers operate (in which case only such incremental materially disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect).

(oo) “Moelis” means Moelis & Company.

(pp) “Non-Debtors” means those Persons set forth on Schedule 11.1(pp).

(qq) “OFAC” means the Office of Foreign Assets Control.

(rr) “Open Source Code” means any software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla License, Apache License, Common Public License, BSD license or any other license that is approved or identified by the Open Source Initiative.

(ss) “Order” means any order, injunction, order, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

(tt) “Ordinary Course” means the ordinary and usual course of operations of the businesses of Sellers and Non-Debtors, taken as a whole, taking into account the contemplation, commencement and pendency of the Bankruptcy Cases and past practice in light of the current pandemic, epidemic or disease outbreak; provided that any action taken, or omitted to be taken, that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall be deemed to be in the Ordinary Course.

(uu) “Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

(vv) “Permitted Encumbrances” means (i) Encumbrances for utilities and Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings, or the nonpayment of which is permitted or required by the Bankruptcy Code, (ii) with respect to the Acquired Leased Real Property, easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments which do not, individually or in the aggregate, adversely affect either (A) the use or occupancy of such Acquired Leased Real Property as it relates to the operation of the Acquired Assets or (B) the operation of the Business as conducted immediately prior to the Closing Date, (iii) with respect to the Acquired Leased Real Property, applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are imposed by any Governmental Body having jurisdiction over such real property which are not violated by the current use or occupancy of such Acquired Leased Real Property, as applicable, or the operation of the Business thereon as conducted immediately prior to the Closing Date, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings, (v) licenses granted on a non-exclusive basis, (vi) any Encumbrances set forth on Schedule 11.1(vv), (vii) solely prior to Closing, any Encumbrances that will be removed or released by operation of the Sale Order, and (viii) matters that would be disclosed by an accurate survey or inspection of the applicable real property.

(ww) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.

(xx) “Personal Information” means any information that (i) identifies a natural person, or can be linked to a natural person, including information that alone or in combination with other information held by Sellers or Non-Debtors can be used to identify, contact or precisely locate a person, including, name, address, telephone number, health information (including protected health information (as defined in 45 C.F.R. § 160.103)) and personal data (as defined in the GDPR and the related national implementing Laws and regulations of the European Union Member States); or (ii) is governed, regulated or protected by one or more Information Privacy and Security Laws.

(yy) “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(zz) “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(aaa) “Purchaser Group” means Purchaser (including any Designated Purchaser), any Affiliate of Purchaser and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

(bbb) “Release” means any actual or threatened emission, spill, leak, escape, seepage, migration, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal or release into or upon the indoor or outdoor environment.

(ccc) “Sale Order” means a Final Order or Final Orders (i) approving this Agreement and the terms and conditions hereof, including pursuant to sections 363 and 365 of the Bankruptcy Code, (ii) including the provisions required by Section 5.3, and (iii) approving and authorizing Sellers to consummate the Transactions.

(ddd) “Sanctions” means all applicable economic sanctions regulations, embargoes and related measures enforced and/or administered by (i) OFAC, including the Foreign Assets Control Regulations (31 CFR Parts 500-599) and statutes, orders and lists administered by OFAC, including but not limited to the List of Specially Designated Nationals and Blocked Persons, the List of Foreign Sanctions Evaders and the Sectoral Sanctions Identifications List; (ii) the U.S. Department of Commerce, including the Denied Persons List, the Entity List and the Unverified List; (iii) the U.S. Department of State, including the Debarred List; (iv) the United Nations Security Council; (v) His Majesty’s Treasury; (vi) the European Union and as adopted by its member states; or (vii) any other applicable sanctions authority.

(eee) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(fff) “Seller Intellectual Property” means all Intellectual Property owned or purported to be owned by any Seller or Non-Debtor that is an Acquired Asset.

(ggg) “Seller Parties” means each Seller and its former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(hhh) “Seller Plan” means each (i) employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (iii) stock option, stock purchase, stock appreciation right or other equity or equity-based agreement, program or plan, (iv) employment, individual consulting, severance or retention agreement or (v) bonus, incentive, deferred compensation, profit-sharing, retirement, post-termination health or welfare, vacation, severance or termination pay, fringe or any other compensation or benefit plan, program, policy, Contract, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by Sellers or Non-Debtors or to which any Seller or Non-Debtor is obligated to contribute or with respect to which any Seller or Non-Debtor has any Liability.

(iii) “Seller Product” means any product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by any Seller or Non-Debtor and any product or product candidate with respect to which a Seller or Non-Debtor has royalty rights.

(jjj) “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

(kkk) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company or other entity of which a majority of the total voting power of shares of stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body or Person thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(lll) “Tax” or “Taxes” means any federal, state, local, non-U.S. or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, payroll, national insurance, disability, real property, ad valorem/personal property, unclaimed property, escheat, stamp, excise, occupation, sales, use, transfer, value added, goods and services, import, export, alternative minimum, custom duty, estimated or other similar fees, charges or levies in the nature of a tax, including any interest, penalty or addition thereto.

(mmm) “Tax Code” means the United States Internal Revenue Code of 1986, as amended.

(nnn) “Tax Return” means any return, claim for refund, report, form, statement or information return relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

(ooo) “Third-Party Payor” means any Health Care Program and any insurance company, managed care organization, preferred provider organization, health or medical plan or program or other Person financially responsible for the medical care of an individual, including anatomic pathology, clinical laboratory services and other medical services, whether private, commercial or governmental, or any contractor of any of the foregoing, excluding the individual for whom the medical care was provided.

(ppp) “Transaction Agreements” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

(qqq) “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

(rrr) “Willful Breach” shall mean a deliberate act or a deliberate failure to act where breaching was the conscious object of the act or failure to act.

Section 11.2 Index of Defined Terms.

Acquired Assets	1
Acquired Intellectual Property	3
Acquired Lease	2
Acquired Leased Real Property	2
Agreement	1
Agreement Dispute	63
Agreement Order	31
Allocation	57
Allocation Methodology	57
Anti-Corruption Law	27
Apportioned Obligations	58
Assigned Contract and Cure Schedule	6
Assigned Contracts	2
Assignment and Assumption Agreement	11
Assumed Cure Costs	5
Assumed Liabilities	5
Backup Bid Termination Date	32
Backup Bidder	32
Bankruptcy Cases	1
Bankruptcy Code	1
Bankruptcy Court	1
Bankruptcy Rules	33
Business	1
Business Confidential Information	51
Business Software	22
Cash Payment	9
Chosen Courts	63
Closing	10
Closing Date	11
Closing Date Payment	9
Collecting Party	40
Comprehensively Sanctioned Jurisdictions	26
Dataroom	28
Deposit	10
Designated Purchaser	60
Disclosure Schedules	61
Disputed Accounts Receivable	41
DOJ	44
Effect	71
Employees	41
Enforceability Exceptions	13

Environmental Permits	18
Escrow Agent	10
Excluded Assets	3
Excluded Contracts	3
Excluded Cure Costs	6
Excluded Insurance Policies	4
Excluded Liabilities	6
Express Representations	28
Filed SEC Documents	12
Financial Statements	13
Foreign Competition Laws	13
FTC	44
Fundamental Representations	53
Government Closure	44
Guaranteed Obligations	50
Guarantor	1
HIPAA	69
Inactive Employees	41
Indebtedness	35
Information Presentation	28
Inside Date	10
Insurance Policies	23
Invitae	1
Material Contract	15
Misconduct Allegations	25
Non-Debtor Contract	6
Non-Executory Contract	6
Non-Recourse Person	61
Outside Date	55
Parties	1
Party	1
Permits	18
Permitted Purposes	51
Previously Omitted Contract	7
Projections	49
Purchase Price	9
Purchaser	1
Purchaser Plans	42
Reimbursement Amount	53
Retained Privileged Materials	4
Retained Receivables	40
Security Incident	20

Security Risk Assessments	21
Seller	1
Seller Support Obligations	48
Sellers	1
Successful Bidder	32

Transfer Offer	41
Transfer Taxes	57
Transferred Employees	41
WARN	24

Section 11.3 Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other Transaction Agreement.

(a) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(c) The words “to the extent” shall mean “the degree by which” and not simply “if.”

(d) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(e) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(f) The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(g) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(h) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(i) Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement for purposes of the Express Representations if such document or item is (i) included in the Dataroom or (ii) made available upon request of Purchaser, including at Sellers’ offices, in each case, on or before April 30, 2024.

(j) Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(k) Any reference to any particular Bankruptcy Code or Tax Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Bankruptcy Code or Tax Code section or Law, the reference to such Bankruptcy Code or Tax Code section or Law means such Bankruptcy Code or Tax Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(l) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement.

(m) A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

LABCORP GENETICS INC.

By:	/s/ Sandra D van der Vaart
Name:	Sandra D van der Vaart
Title:	Director

GUARANTOR:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ Sandra D van der Vaart
Name:	Sandra D van der Vaart
Title:	Executive Vice President & Secretary

D-1

SELLERS:

INVITAE CORPORATION

By:	/s/ Tom Brida
Name:	Tom Brida
Title:	General Counsel and Secretary

GENOSITY, LLC

By:	/s/ Tom Brida
Name:	Tom Brida
Title:	General Counsel and Secretary

ARCHERDX CLINICAL SERVICES, INC.

By:	/s/ Tom Brida
Name:	Tom Brida
Title:	General Counsel and Secretary

ARCHERDX, LLC

By:	/s/ Tom Brida
Name:	Tom Brida
Title:	General Counsel and Secretary

GENETIC SOLUTIONS LLC

By:	/s/ Tom Brida
Name:	Tom Brida
Title:	General Counsel and Secretary

OMMDOM INC.

By:	/s/ Tom Brida
Name:	Tom Brida
Title:	General Counsel and Secretary

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